Exhibit 10.1

EXECUTION COPY

LICENSE AGREEMENT

BY AND BETWEEN

Newsoara Biopharma Co., Ltd.

AND

VTV THERAPEUTICS LLC

DATED AS OF MAY 31, 2018

* Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS1
ARTICLE II	GRANTS OF RIGHTS11
2.1	Grants of Rights11
2.2	Rights Retained by the Parties13
2.3	Section 365(n) of the Bankruptcy Code13
2.4	Exclusivity13
2.5	Transfer of vTv Know-How14
2.6	Regulatory Filings14
2.7	Generic Products15
ARTICLE III	DEVELOPMENT15
3.1	General15
3.2	Joint Development Committee15
3.3	Exchange of Information Regarding Development16
3.4	Collaboration Provisions17
ARTICLE IV	COMMERCIALIZATION17
4.1	General17
4.2	Commercialization Plans17
4.3	Commercialization Reports17
ARTICLE V	DILIGENCE18
5.1	Commercially Reasonable Efforts18
5.2	Regulatory Obligations18
ARTICLE VI	FINANCIAL PROVISIONS19
6.1	Initial License Payment19
6.2	Development and Commercialization Costs19
6.3	Event Milestone Payments20
6.4	Milestone Payments20
6.5	Product Royalties21
6.6	Reports; Payments22
6.7	Books and Records; Audit Rights22
6.8	Tax Matters23
6.9	Payment Method and Currency Conversion24
6.10	Payment Procedure and Blocked Payments24
6.11	Late Payments24

- i -

ARTICLE VII	INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS25
7.1	Ownership of Inventions25
7.2	Prosecution and Maintenance of Patent Rights25
7.3	Third Party Infringement27
7.4	Patent Invalidity Claim28
7.5	Claimed Infringement29
7.6	Patent Term Extensions29
7.7	Patent Marking29
7.8	Product Trademarks30
7.9	Certification under Drug Price Competition and Patent Restoration Act30
7.10	Privileged Communications31
7.11	Foreign Filing Licenses31
ARTICLE VIII	CONFIDENTIAL INFORMATION31
8.1	Treatment of Confidential Information31
8.2	Confidential Information32
8.3	Publications32
8.4	Press Releases and Other Disclosures33
ARTICLE IX	REPRESENTATIONS, WARRANTIES AND COVENANTS34
9.1	vTv’s Representations34
9.2	Newsoara’s Representations36
9.3	vTv Covenants36
9.4	Newsoara Covenants37
9.5	Language37
9.6	No Warranty37
ARTICLE X	INDEMNIFICATION37
10.1	Indemnification in Favor of vTv37
10.2	Indemnification in Favor of Newsoara38
10.3	General Indemnification Procedures39
10.4	Insurance40
ARTICLE XI	TERM AND TERMINATION41
11.1	Term41
11.2	Termination for Convenience41
11.3	Termination for Cause41
11.4	Termination for Insolvency41
11.5	Consequences of Termination42
11.6	Additional Consequences of Termination44
11.7	Effect of Termination; Accrued Rights and Obligations44
11.8	Survival44

- ii -

ARTICLE XII	MISCELLANEOUS45
12.1	Governing Law; Jurisdiction45
12.2	Dispute Resolution; Arbitration45
12.3	Waiver46
12.4	Notices46
12.5	Entire Agreement47
12.6	Severability47
12.7	Registration, Filing and Disclosure of the Agreement47
12.8	Assignment48
12.9	Counterparts; Exchange by Facsimile48
12.10	Force Majeure48
12.11	Third-Party Beneficiaries49
12.12	Relationship of the Parties49
12.13	Performance by Affiliates49
12.14	Compliance with Law49
12.15	No Consequential or Punitive Damages49

- iii -

LICENSE AGREEMENT

THIS LICENSE AGREEMENT is entered into this 31st day of May 2018 (the “Effective Date”), by and between Newsoara Biopharma Co., Ltd., a company organized under the laws of China, having a business address at Room 302-22, Building No. 1, 800 Na Xian Road, Shanghai Free Trade Zone, China (“Newsoara”), and vTv Therapeutics LLC, a limited liability company organized under the laws of Delaware, having a business address at 4170 Mendenhall Oaks Parkway, High Point, NC 27265 (“vTv”).

WHEREAS, vTv has developed or obtained rights to vTv Know-How, vTv Patent Rights and vTv Compounds, which are PDE4 Inhibitors, including HPP737 (each as defined below); and

WHEREAS, Newsoara desires to obtain a license under the vTv Patent Rights and the vTv Know-How to Develop and Commercialize Compounds and Products in the Field in the Territory (each as defined below), under the terms and conditions set forth herein, and vTv desires to grant such a license.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms, whether used in the singular or plural, shall have the following meanings:

1.1“Adverse Event”.  Adverse Event means any unwanted or harmful medical occurrence in a patient or subject who is administered a Product, whether or not considered related to such Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of such Product.

1.2“Affiliate”.  Affiliate means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any vested and exercisable option, warrant or other similar arrangement) or other comparable equity interests.  For clarity, neither of the Parties shall be deemed to be an “Affiliate” of the other.  For clarity, Yusongyuan Pharmaceuticals Co., Ltd., a company organized under the laws of China, having a business address at No. 1, Song Jiang Road, Luo He, Henan Province, China, is Newsoara’s Affiliate.

1.3“Bankruptcy Code”.  Bankruptcy Code means Title 11 of the US Code, as amended from time to time.

1.4“Business Day”.  Business Day means a day that is not a Saturday, Sunday or a day on which banking institutions in New York or Shanghai are authorized by Law to remain closed.

1.5“Calendar Quarter”.  Calendar Quarter means each of the periods ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.6“Calendar Year”.  Calendar Year means each calendar year during the Term.

1.7“cGMP”.  cGMP means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent applicable Laws in any relevant country or region (including but not limited to any Region in the Territory), each as may be amended and applicable from time to time.

1.8“Combination Product”.  Combination Product means (a) any pharmaceutical product that is a single formulation consisting of a Compound as an active ingredient and one or more other active compounds or active ingredients, which other active compounds or active ingredients are not Compounds, are not Covered by a vTv Patent Right, and do not embody any vTv Know-How, in all such cases prior to such other active compound or active ingredient being combined with such Compound (“Other API”) or (b) any combination of a Compound sold together with any separately formulated Other API for a single invoiced price.

1.9“Commercialization” or “Commercialize”.  Commercialization or Commercialize means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, Manufacturing commercial supplies of, distributing, importing, offering for sale or selling a product.

1.10“Commercially Reasonable Efforts”.  Commercially Reasonable Efforts means, with respect to an objective, the reasonable, diligent, good faith efforts of a Party to accomplish such objective that a company would normally use to accomplish a similar objective under similar circumstances, and, specifically with respect to obligations hereunder relating to a Compound or Product, the carrying out of such obligations with those efforts and resources that a pharmaceutical company would use were it Developing or Commercializing its own pharmaceutical products that are of similar market potential at a similar stage in development or product life as the Compound or Product, taking into account product labeling or anticipated labeling, present and future market potential, past performance of the Compound or Product, financial return, medical and clinical considerations, present and future regulatory environment and competitive Third Party products, all as measured by the facts and circumstances at the time such efforts are due, without giving any other product owned by such Party or over which it has or may acquire rights any preferential treatment when compared to the objectives to be carried out hereunder.

1.11“Competing Product”.  Competing Product means a product, other than a Product, that has PDE4 Inhibition as its primary therapeutic mechanism of action.

1.12“Compound”.  Compound means any vTv Compound and each prodrug, solvate, hydrate, ester, salt stereoisomer, racemate, tautomer, polymorph, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, chelate, or optically active form and metabolite thereof, provided that any such metabolite has functional, in vivo, PDE4 Inhibition as its therapeutic mechanism of action.

1.13“Control” or “Controlled”.  Control or Controlled means, with respect to any tangible property or intellectual property right or other intangible property, the possession (whether by ownership or license (other than pursuant to this Agreement)) by a Party of the ability to grant to the other Party access to such tangible property or access, a license, sublicense or right of reference, or other rights to such intellectual property right or other intangible property, as provided herein without violating the terms of any agreement with any Third Party.

1.14“Cover”, “Covering” or “Covered”.  Cover, Covering or Covered means, with respect to a compound, product, technology, process or method that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such compound or product or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue without modification).

1.15“CTA”.  CTA means the clinical trial application approval granted by the SDA or an equivalent approval granted by an applicable Regulatory Authority in a Region of the Territory other than Mainland China, for conducting a clinical trial on human subjects for a Compound or Product in accordance with applicable Laws.

1.16“Development” or “Develop”.  Development or Develop means pre-clinical and clinical drug research, discovery and development activities, including toxicology and other pre-clinical development efforts, stability testing, process development, compound property optimization, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, Manufacturing supplies of compounds and products for pre-clinical and clinical use, clinical studies (including pre- and post-approval studies and investigator sponsored clinical studies), regulatory affairs, and Regulatory Approval and clinical study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals).

1.17“Development Plan”.  Development Plan means the plan for the Development of Products in the Field in the Territory as it may be modified from time to time in accordance with this Agreement.  The initial Development Plan will be agreed by the JDC and attached hereto as Schedule 1.17 within ninety (90) days after the Effective Date.

1.18“FDA”.  FDA means the US Food and Drug Administration and any successor agency.

1.19“Field”.  Field means all therapeutic uses in humans.

1.20“First Commercial Sale”.  First Commercial Sale means, with respect to a Product in a Region of the Territory, the first shipment of a Product in commercial quantities for commercial sale by Newsoara, its Affiliates or its Sublicensees to a Third Party.

1.21“GCP”. GCP means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent applicable Laws in any Region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.22“GLP”.  GLP means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent applicable Laws in any Region in the Territory, each as may be amended and applicable from time to time.

1.23“Generic Competition”.  Generic Competition means, with respect to a Product in any Region of the Territory in a given Calendar Quarter, that, during such Calendar Quarter, one or more Generic Products shall be commercially available in such Region and sold by a Third Party not authorized by Newsoara or any of its Affiliates, and such Generic Products shall have a market share of at least [***] of the aggregate market share of Products and Generic Products (based on data provided by IMS International, or if such data is not available, such other reliable data source as reasonably determined by Newsoara in consultation with vTv) as measured by unit volume.

1.24“Generic Product”.  Generic Product means, with respect to a given Product, any pharmaceutical preparation that contains a Compound as its active pharmaceutical ingredient and (a) is approved for sale in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Product as determined by the applicable Regulatory Authority or is approved for sale in reliance, in whole or in part, on the existing drug standard already approved by the applicable Regulatory Authority, or (b) is otherwise substitutable for such Product under applicable Laws by a pharmacist without the intervention of the prescribing physician.

1.25“Governmental Authority”.  Governmental Authority means any US federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.26“GSP”. GSP means all applicable Good Supply Practice standards, including, as applicable, as set forth in the then current good supply practice standards promulgated or endorsed by the SDA as defined in Good Supply Practice for Pharmaceutical Products or the equivalent applicable Laws in any Region in the Territory, each as may be amended and applicable from time to time.

1.27“Hong Kong”.  Hong Kong means the Hong Kong Special Administrative Region of the PRC.

1.28“HPP737”.  HPP737 means the molecule identified on Schedule 1.28.  For purposes of clarity, HPP737 shall be deemed to be a PDE4 Inhibitor.

1.29“Initiate”.  Initiate means to submit an application to either a Regulatory Authority or Institutional Review Board (“IRB”) to conduct a Phase II Clinical Trial or Phase III Clinical Trial, as applicable, of a Compound or Product in the Territory.

1.30“Joint Intellectual Property”.  Joint Intellectual Property means the Joint Inventions and Joint Patent Rights.

1.31“Know-How”.  Know-How means proprietary or non-public information or materials, whether patentable or not, including (a) ideas, discoveries, inventions, improvements or trade secrets, (b) pharmaceutical, chemical or biological materials, products or compositions, (c) tests, assays, techniques, data, methods, procedures, formulas or processes, (d) technical, medical, clinical, toxicological or other scientific data or other information relating to any of the foregoing, and (e) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials.

1.32“Law” or “Laws”.  Law or Laws means all laws, statutes, rules, regulations, orders, judgments or ordinances of any Governmental Authority.

1.33“Legal Exclusivity”.  Legal Exclusivity means, with respect to a Product and a Region, that (a) a Valid Claim included within a vTv Patent Right or Joint Patent Right Covers such Product in such Region, or (b) data exclusivity rights, orphan drug designation or other similar exclusivity rights have been conferred as to such Product by a Regulatory Authority or other applicable Governmental Authority and are effective in such Region.

1.34“Losses”.  Losses means any and all (a) claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, awards, judgments, and settlement amounts (including special, indirect, incidental, and consequential damages, lost profits, and Third Party punitive and multiple damages), and (b) in connection with all of the items referred to in clause (a) above, any and all costs and expenses (including reasonable counsel fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened).

1.35“Macau”.  Macau means the Macau Special Administrative Region of the PRC.

1.36“Mainland China”.  Mainland China means, for the purpose of this Agreement, the territory of the PRC, excluding Hong Kong, Macau and Taiwan.

1.37“Manufacture” or “Manufacturing”.  Manufacture or Manufacturing means activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product.

1.38“NDA”.  NDA means a new drug application or application for market approval filed with the SDA with respect to a Compound or Product, or an equivalent application filed with the Regulatory Authority of a Region in the Territory other than Mainland China, in accordance with the applicable Laws.

1.39“Net Sales”.  Net Sales means the gross amounts billed or invoiced by Newsoara, its Affiliates and Sublicensees to any Third Party that is not a Sublicensee with respect to sales of Products in the Territory, calculated in the same manner as reported in its audited financial statements, less the following:

(a)Discounts, credits, refunds and rebates actually allowed by Newsoara, its Affiliates or their Sublicensees in amounts customary in the trade directly for a Product;

(b)Sales, import, export, customs, and value added taxes, and duties directly imposed on the Products and actually paid by Newsoara, its Affiliates or their Sublicensees, in each case included as a specific line item on an invoice to such Third Parties;

(c)Actual outbound freight and insurance costs actually paid by Newsoara, its Affiliates or their Sublicensees directly on Products, in each case included as a specific line item on an invoice to such Third Parties; and

(d)Amounts actually allowed or credited on returns of sales of Products by Newsoara, its Affiliates or their Sublicensees.

If a Product is sold as part of a Combination Product, Net Sales will be the product of (x) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (y) the fraction (A/(A+B)), where:

(i)A is [***]; and

(ii)B is [***].

If A or B cannot be determined by reference to non-Combination Product sales as described above, then Net Sales for purposes of determining royalty payments will be calculated as above, but [***] shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, in the applicable Region, variations in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product.  If the Parties are unable to reach such an agreement prior to the end of the applicable accounting period, then the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution.

1.40“Newsoara Know-How”.  Newsoara Know-How means all Know-How Controlled as of the Effective Date or thereafter during the Term by Newsoara and its Subsidiaries (other than any Know-How included in Joint Intellectual Property) and that is used by Newsoara or any of its Affiliates in the Development, Manufacture or Commercialization of any Compound or Product.

1.41“Newsoara Patent Rights”.  Newsoara Patent Rights means all Patent Rights Controlled as of the Effective Date or thereafter during the Term by Newsoara and its Subsidiaries (other than Joint Patent Rights) and that Cover the Development, Manufacture or Commercialization of any Compound or Product as such Development, Manufacture or Commercialization is conducted by Newsoara or any of its Affiliates consistent with this Agreement.

1.42“Party”.  Party means either vTv or Newsoara; “Parties” means both vTv and Newsoara.

1.43“Patent Rights”.  Patent Rights means the rights and interest in and to all issued patents and pending patent applications in any country or region, including all provisionals, divisionals, continuations, renewals, continuations-in-part, patents of addition, re-examination, supplementary protection certificates, extensions, registrations or confirmation patents, restoration of patent terms, letters of patent, and reissues thereof.

1.44“Payments”.  Payments means royalties, milestones and other amounts payable by Newsoara to vTv pursuant to this Agreement.

1.45“PDE4 Inhibition”.  PDE4 Inhibition means phosphodiesterase type 4 inhibition.

1.46“PDE4 Inhibitor”.  PDE4 Inhibitor means a phosphodiesterase type 4 inhibitor.

1.47“Person”.  Person means any natural person or any corporation, company, partnership, joint venture, firm, Governmental Authority or other entity, including a Party.

1.48“Phase II Clinical Trial”.  Phase II Clinical Trial means a human clinical trial in any Region in the Territory, the principal purpose of which is a determination of safety and efficacy in the target patient population or a similar clinical study prescribed by the Regulatory Authorities pursuant to the applicable Laws or otherwise, which trial does not prospectively meet the definition of a Phase III Clinical Trial.

1.49“Phase III Clinical Trial”.  Phase III Clinical Trial means a human clinical trial in any Region in the Territory as required by the Regulatory Authority to establish that a pharmaceutical product is safe and efficacious for its intended use and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Product pursuant to applicable Law.

1.50“PRC”.  PRC means the People’s Republic of China.

1.51“Product”.  Product means any pharmaceutical preparation containing one or more Compounds as its only active ingredient(s) or any Combination Product.

1.52“Regulatory Approval”.  Regulatory Approval means an approval by the applicable Regulatory Authority of an NDA.

1.53“Regulatory Authority”.  Regulatory Authority means any Governmental Authority, including but not limited to the SDA or the equivalent regulatory body in a Region other than Mainland China, with responsibility for granting licenses or approvals necessary for the marketing and sale of pharmaceutical products in a country or region.

1.54“Regulatory Filing(s)”.  Regulatory Filing(s) means all (i) applications, registrations, licenses, authorizations, and approvals (including Regulatory Approvals, CTA, NDA and other regulatory filings); (ii) correspondence and reports submitted to or received from Regulatory Authorities during Development or Commercialization (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, regulatory inspections, and complaint files; and (iii) clinical data and data contained or relied upon in any of the foregoing, in each case ((i), (ii), and (iii)) relating to a Product.

1.55“Related Party”.  Related Party means (a) with respect to vTv, vTv’s Affiliates or any of its Third Party Licensees, and (b) with respect to Newsoara, Newsoara’s Affiliates and permitted Sublicensees.

1.56“SDA”.  SDA means the State Drug Administration, including any of its predecessor, successor agency and local counterparts in Mainland China.

1.57“Senior Executive”. Senior Executive means, with respect to vTv, the Chief Executive Officer of vTv, or his or her designee, and, with respect to Newsoara, the Chief Executive Officer of Newsoara, or his or her designee.  “Senior Executives” means the applicable officers of vTv and Newsoara.

1.58“Sublicensee”.  Sublicensee means a Third Party that has been granted a sublicense under the rights granted to Newsoara pursuant to Section 2.1 of this Agreement.  Third Parties that are permitted only to (a) distribute and resell a Product, (b) re-package a Product for resale, or (c) Manufacture a Compound or Product for supply to Newsoara, its Affiliates or its Sublicensees (and have no other rights to Develop or Commercialize such Compound or Product) are not “Sublicensees”.

1.59“Subsidiary”.  Subsidiary means, with respect to any specified Person, any entity that the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly controls; provided, that the Subsidiaries of vTv shall be deemed to include the Subsidiaries of vTv Therapeutics Inc. other than vTv and the Subsidiaries of Newsoara shall be deemed to include Yusongyuan Pharmaceuticals Co., Ltd. and its Subsidiaries.  For purposes of this definition, “control” means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any vested and exercisable option, warrant or other similar arrangement) or other comparable equity interests.

1.60“Territory”.  Territory means, for the purpose of this Agreement, (i) Mainland China, (ii) Hong Kong, (iii) Macau, (iv) Taiwan, (v) Thailand, (vi) Vietnam, (vii) Indonesia, (viii) Malaysia, (ix) Philippines, (x) Singapore, (xi) Myanmar (Burma), (xii) Cambodia, (xiii) Laos, (xiv) Brunei, and (xv) South Korea, each respectively a “Region”.

1.61“Third Party”.  Third Party means any Person other than vTv or Newsoara or any of their respective Affiliates.

1.62 “Third Party Licensee”. Third Party Licensee means vTv’s licensees of the vTv Intellectual Property.

1.63“US”.  US means the United States of America.

1.64“Valid Claim”.  Valid Claim means any claim from (a) an issued and unexpired patent that has not been revoked or held unenforceable or invalid by a final decision of a court or other Governmental Authority of competent jurisdiction, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a patent application; provided that such a claim within a patent application has not been canceled, withdrawn, or abandoned or been pending for more than [***] years from the date of its first priority filing in the applicable country or region.  For clarity, a claim of a patent that, pursuant to clause (b), had ceased to be a Valid Claim before it issued but that subsequently issues and is otherwise described by clause (a), shall again be considered to be a Valid Claim once it issues until it is no longer considered a Valid Claim in accordance with clause (a).  For the purpose of Section 6.5, if a patent application has been pending for more than [***] years from the date of its first priority filing in the applicable country or region matures into an issued patent after the expiration of the Royalty Term in the applicable country or region, such issued patent thereof shall not be counted as a Valid Claim in such country or region.

1.65“vTv Compound”. vTv Compound means any compound that (a) is Controlled by vTv as of the Effective Date and (b) is a PDE4 Inhibitor, including HPP737 and any backup compound thereto.

1.66“vTv Intellectual Property”.  vTv Intellectual Property means the vTv Know-How and the vTv Patent Rights.

1.67“vTv Know-How”.  vTv Know-How means all Know-How that is Controlled by vTv or any of its Subsidiaries as of the Effective Date or thereafter during the Term (other than any Know-How included in Joint Intellectual Property) relating to, or that is necessary or useful for, the Development, Manufacture or Commercialization of vTv Compounds or Products.

1.68“vTv Patent Rights”.  vTv Patent Rights means all Patent Rights that are Controlled by vTv or any of its Subsidiaries as of the Effective Date or thereafter during the Term (other than Joint Patent Rights) relating to, or that is necessary or useful for, the

Development, Manufacture or Commercialization of vTv Compounds or Products.  The vTv Patent Rights in the Territory existing as of the Effective Date are set forth on Schedule 1.68.

1.69Additional Definitions.  Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition:	Section:
Abandoned Joint Patents	Section 7.2(b)
Abandoned Newsoara Patents	Section 7.2(c)
Abandoned vTv Patents	Section 7.2(a)
HKIAC	Section 12.2(b)(i)
Agents	Section 8.1
Alliance Manager	Section 3.2(f)
Arbitrators	Section 12.2(b)(i)
Claim	Section 12.2(b)(i)
Commercialization Plan	Section 4.2
Confidential Information	Section 8.2
Confidentiality Agreement	Section 8.2
Effective Date	Preamble
Indemnified Party	Section 10.3(a)
Indemnifying Party	Section 10.3(a)
Infringement Claim	Section 7.3(a)
Infringement of Third Party Rights Claim	Section 7.5
JDC	Section 3.2(a)
Joint Inventions	Section 7.1(b)
Joint Patent Rights	Section 7.2(b)
Late Payment Notice	Section 6.11
Newsoara	Preamble
Newsoara Parties	Section 10.2
Newsoara Sole Inventions	Section 7.1(a)
Other API	Section 1.8
Paragraph IV Claim	Section 7.9(a)
Product Liability	Section 10.1(b)
Product Marks	Section 7.8
Remedial Action	Section 5.2(c)
Royalty Term	Section 6.5(b)
Safety Agreement	Section 5.2(a)(i)
Sole Inventions	Section 7.1(a)
Standard Redaction	Section 12.7
Term	Section 11.1
Third Party Claims	Section 10.1
Third Party Patent Licenses	Section 6.5(d)
vTv	Preamble
vTv Manufacturing Know-How	Section 2.5(b)
vTv Parties	Section 10.1

Definition:	Section:
vTv Sole Inventions	Section 7.1(a)

1.70Captions; Certain Conventions; Construction.  All headings and captions herein are for convenience only and shall not be interpreted as having any substantive meaning.  The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.  Unless otherwise expressly provided herein or the context of this Agreement otherwise requires:

(a)words of any gender include each other gender;

(b)words such as “herein”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(c)words using the singular shall include the plural, and vice versa;

(d)the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import;

(e)the word “or” shall be deemed to include the word “and” (i.e., shall mean “and/or”)

(f)references to “Article,” “Section,” “subsection”, “paragraph”, “clause” or other subdivision, or to a Schedule, without reference to a document, are to the specified provision or Schedule of this Agreement; and

(g)references to “$” or “dollars” shall be references to US Dollars.

This Agreement shall be construed as if the Parties drafted it jointly.

ARTICLE II
GRANTS OF RIGHTS

2.1Grants of Rights.

(a)License Grant by vTv.  Except as otherwise provided in Section 2.2, vTv hereby grants to Newsoara an exclusive (even as to vTv and its Affiliates), royalty-bearing right and license, under the vTv Intellectual Property and vTv’s interest in the Joint Intellectual Property, to (i) Develop Compounds and Products and (ii) Commercialize Products, in each case ((i) and (ii)) in the Field in the Territory; provided, that the grant of rights to Newsoara under this Section 2.1(a) shall not include any right to any Other API that is a proprietary compound of vTv or a Third Party (that is licensed to vTv) that is used in a Combination Product with a Compound.

(b)Sublicenses.  Following the completion of a Phase II Clinical Trial, Newsoara shall have the right to grant sublicenses under the licenses to vTv Intellectual Property and vTv’s interest in the Joint Intellectual Property granted to Newsoara under Section 2.1(a) to its Affiliates and to Third Parties; provided, however, that any such sublicense shall be subject to all applicable terms and conditions of this Agreement and shall be notified to vTv in advance.  Sublicenses to Third Parties that are granted only to (a) conduct Development activities on Newsoara’s behalf (i.e., to Contract Research Organizations or Contract Manufacturing Organizations), (b) distribute and resell a Product, or (c) re-package a Product for resale are not (in any of (a), (b) or (c)) deemed to be sublicenses and do not require vTv’s prior written consent, and otherwise sublicenses granted by Newsoara prior to the completion of a Phase II Clinical Trial shall require vTv’s prior written consent.

(c)License Grant by Newsoara.  Except as otherwise provided in this Section 2.1(c), Newsoara hereby grants to vTv a non-exclusive, non-royalty-bearing right and license, with the right to grant sublicenses, under all Newsoara Patent Rights, Newsoara Know-How and Newsoara’s interest in the Joint Intellectual Property, to (i) Develop Compounds and Products and (ii) Commercialize Products, in each case ((i) and (ii)) in the Field outside of the Territory; provided, that the grant of rights to vTv under this Section 2.1(c) shall not include any right to any Other API that is a proprietary compound of Newsoara or a Third Party (that is licensed to Newsoara) that is used in a Combination Product with a Compound; and provided, further, that, with respect to any Newsoara Patent Rights or Newsoara Know-How that Newsoara acquires from a Third Party (by license or otherwise), the grant of rights to vTv under this Section 2.1(c) shall only be to the extent permitted and if elected by vTv, and shall be subject to any applicable terms and conditions, under Newsoara’s agreement with such Third Party, and vTv shall pay Newsoara or such Third Party, as reasonably determined by Newsoara, vTv’s share of any payments required to be made to such Third Party in respect of vTv’s exercise of such rights in the Field outside the Territory.  In connection with granting sublicenses of its rights under this Section 2.1(c) to Related Parties, vTv will request that such Related Parties agree to grant back to vTv a non-exclusive, non-royalty-bearing, sublicensable right and license, under applicable intellectual property Controlled by such Related Parties, to Develop and Commercialize the Compounds and Products in the Territory.

(d)Right of Reference. Each Party hereby grants to the other Party and its Related Parties a right of reference to all Regulatory Filings pertaining to the Product in the Field submitted by or on behalf of such Party and/or its Related Parties, as applicable.  Newsoara and its Related Parties may use such right of reference to vTv’s and its Related Parties’ Regulatory Filings in the Field solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of the Product in the Field in the Territory.  vTv and its Related Parties may use such right of reference to Newsoara’s and its Related Parties’ Regulatory Filings in the Field solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of any Product outside the Territory.

2.2Rights Retained by the Parties.  Any other rights of vTv or Newsoara, as the case may be, not expressly granted to the other Party under the provisions of this Agreement shall be retained by such Party.

2.3Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement, including the licenses granted under Section 2.1 or 11.5(d) to Patent Rights and Know-How (including any data included in the Know-How), are and will otherwise be deemed to be for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code.  Each Party will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code.  The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.”  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the licensor Party under the Bankruptcy Code or analogous provisions of applicable Law outside the United States, the licensee Party will be entitled to a complete duplicate of (or complete access to, as the licensee Party deems appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the licensee Party’s possession, will be promptly delivered to it upon the licensee Party’s written request thereof.  Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

2.4Exclusivity.

(a)Beginning on the Effective Date, neither Newsoara nor any of its Affiliates shall, alone or in collaboration with any other Person, Commercialize any Competing Product in the Territory, or grant a license to any other Person to Commercialize any Competing Product in the Territory.

(b)If Newsoara, either directly or through any Subsidiary, acquires a Competing Product that has received Regulatory Approval anywhere in the Territory, the sale or distribution of which would violate Section 2.4(a), through an acquisition, whether by merger, purchase of assets or equity, or otherwise, of the whole or substantially the whole of the business or assets of a Third Party, Newsoara shall, within [***] days after the date of Newsoara’s board approval of such acquisition, notify vTv of such acquisition.  Newsoara shall use Commercially Reasonable Efforts to (i) identify a Third Party purchaser to whom Newsoara will divest its interest in such Competing Product and (ii) enter into a definitive agreement with such Third Party for such divestiture within [***] months after the closing of Newsoara’s acquisition thereof.  So long as Newsoara uses Commercially Reasonable Efforts to divest the Competing Product in accordance with this Section 2.4(b), such acquisition shall not be deemed a violation of Section 2.4(a).

(c)If vTv, either directly or through any Subsidiary, acquires a Competing Product that has received Regulatory Approval anywhere in the Territory, through an acquisition, whether by merger, purchase of assets or equity, or otherwise, of the whole or substantially the whole of the business or assets of a Third Party, vTv shall, within [***] days after the date of vTv’s board approval of such acquisition, notify Newsoara of such acquisition.  vTv shall use Commercially Reasonable Efforts to (i) identify a Third Party purchaser to whom vTv will divest its interest in such Competing Product and (ii) enter into a definitive agreement with such Third Party for such divestiture within [***] months after the closing of vTv’s acquisition thereof.

2.5Transfer of vTv Know-How.

(a)During the [***] month period immediately following the Effective Date, vTv shall provide Newsoara reasonable assistance in transitioning vTv Know-How (other than vTv Manufacturing Know-How) to Newsoara at no additional cost other than reimbursement of vTv’s reasonable related out-of-pocket expenses.  vTv shall reasonably cooperate with Newsoara’s requests in connection with such transfer so as not to delay the timelines set forth in the Development Plan.  Such assistance shall include providing Newsoara with reasonable amounts of consultation regarding the transferred vTv Know-How.

(b)If Newsoara elects to Manufacture the Compounds and/or the Products for itself in the Field in the Territory for Development and Commercialization purposes, which Newsoara may elect to do after Newsoara’s payment to vTv of the initial license payment set forth in Section 6.1, then at Newsoara’s request vTv will, during the [***] month period immediately following vTv’s receipt of payment set forth in Section 6.1, transfer to Newsoara or Newsoara’s Related Party, the vTv Know-How reasonably necessary or useful to enable Manufacture of the applicable Compounds and/or Products for Development and Commercialization in the Territory in the Field and not previously transferred to Newsoara or Newsoara’s Related Party (“vTv Manufacturing Know-How”).  Such Know-How transfer by vTv shall be conducted using Commercially Reasonable Efforts and shall include, as available, copies or samples of relevant documentation, materials, analytical assays for the Compounds and/or the Products and other embodiments of such vTv Know-How.  During any such vTv Manufacturing Know-How transfer, vTv shall also make available its qualified technical personnel on a reasonable basis to consult with Newsoara, such Affiliate of Newsoara or such Third Party manufacturer with respect to such vTv Manufacturing Know-How.  Newsoara shall bear the travel and lodging expenses of the vTv personnel, including international travel between U.S. and mainland China, and local transportation and lodging in mainland China, provided that (a) Newsoara requests those vTv personnel to assist the technical transfer at the facility in mainland China and (b) travel by air should be in business class.  The costs of such travel and lodging shall be agreed by the Parties in advance and, to the extent requested by vTv, prepaid by Newsoara.

2.6Regulatory Filings.  For the purpose of this Agreement, Newsoara shall be responsible for, and be the owner of all Regulatory Filings in any Region of the Territory in connection with the Compound or Products.  Newsoara will and will require its Related Parties to keep vTv informed of regulatory developments related to the Products in the Territory and will promptly notify vTv in writing of any decision by a Regulatory Authority in the Territory regarding any Product.  Newsoara will and will require its Related Parties to notify vTv of any Regulatory Filings submitted to or received from any Regulatory Authority in the Territory and will provide vTv copies thereof (along with a brief summary in English if the original language is not English) within five (5) days after submission or receipt.  vTv will notify Newsoara of any Regulatory Filings of vTv or its Related Parties submitted to or received from any Regulatory Authority outside the Territory and will provide Newsoara copies thereof (along with a brief summary in English if the original language is not English) within five (5) days after submission or receipt.

2.7Generic Products.  Neither Newsoara nor its Affiliates or any Third Party authorized by Newsoara or any of its Affiliates shall introduce the first Product sold in generic form for a given Product in any country, but shall be free to commence commercial sales of Products sold in generic form in any country upon the first sale of a Generic Product for such Product by a Third Party not authorized by Newsoara or any of its Affiliates in such country.

ARTICLE III
DEVELOPMENT

3.1General.  From and after the Effective Date, and subject to the terms of this Agreement, including the requirements of ARTICLE V, Newsoara shall be solely responsible for the Development of Compounds and Products in the Field in the Territory, including all costs and expenses relating thereto, and shall use Commercially Reasonable Efforts to perform such Development in accordance with the Development Plan.  The Development Plan may be amended from time to time by the JDC.

3.2Joint Development Committee.  The Parties hereby establish a Joint Development Committee (the “JDC”) to oversee the Development of Products in the Field in accordance with the Development Plan.

(a)Membership; Decision Making.  The JDC shall be comprised of three (3) named representatives of Newsoara and three (3) named representatives of vTv.  Each Party shall notify the other within [***] days after the Effective Date of the appointment of its representatives to the JDC.  Each Party may change its representatives to the JDC from time to time in its sole discretion, effective upon notice to the other Party of such change.  These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with Development Plan activities as well as sufficient authority to take actions on behalf of a Party to the extent permitted under this Agreement.  Each Party shall have collectively one (1) vote in all decisions and the Parties shall attempt to make decisions by consensus.  In the event the JDC cannot reach consensus on any matter within the scope of its oversight, disputes shall be referred to the Parties’ respective Senior Executives.  If the Senior Executives cannot resolve the dispute within [***] days after the dispute has been referred to them, then Newsoara shall have the final decision-making authority with respect to such dispute; provided that Newsoara shall not exercise its final decision-making authority in any manner that (i) expands vTv’s obligations or reduces vTv’s rights under this Agreement or (ii) expands Newsoara’s rights or reduces Newsoara’s obligations under this Agreement.  Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

(b)Meetings.  The JDC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [***] time each Calendar Quarter during the Development by Newsoara of Compounds or Products, with the location for such meetings alternating between vTv and Newsoara facilities (or such other location as may be agreed by the Parties).  Alternatively, the JDC may meet by means of teleconference, videoconference or other similar communications equipment.  Subject to Section 3.2(e), meetings of the JDC shall be effective only if at least one (1) representative of each Party is participating.

(c)Scope of Joint Development Committee Oversight.  The JDC’s oversight responsibilities shall be limited to the Development of Compounds and Products in the Field in the Territory.  Within such scope the JDC may: (i) confer regarding the status of Development Plan activities; (ii) review and approve amendments to the Development Plan; (iii) address such other matters relating to the Development of Compounds and Products in the Field as either Party may bring before the JDC; and (iv) attempt to resolve any dispute within the JDC on an informal basis.  The JDC shall have no authority to (x) subject to Section 6.3(a), determine whether any milestone event set forth in Section 6.3 or 6.4 has been met, (y) make any decision expressly allocated herein to either or both Parties, or (z) amend any provision of this Agreement, other than the Development Plan pursuant to Section 3.1.

(d)Protocol Review and Approval.  The JDC shall also review and approve any protocols at least [***] Business Days prior to the earlier of submission to a Regulatory Authority or the initiation of any clinical study.  Such review and approval will occur, as necessary, outside the context of the JDC meetings set forth in Section 3.2(b).

(e)vTv Right Not to Participate.

(i)Appointment is a Right.  The appointment of members of the JDC is a right of vTv and not an obligation of vTv and shall not be a “performance obligation” as referenced in any existing authoritative accounting literature.  vTv shall be free to determine not to appoint members to the JDC.

(ii) Consequence of Non-Appointment.  If vTv does not appoint members of the JDC, it shall not be a breach of this Agreement, nor shall any consideration be required to be returned, and, unless and until such members are appointed by vTv, Newsoara may unilaterally discharge the roles of the JDC.  If vTv does not appoint members of the JDC, Newsoara shall provide directly to vTv the information, data, materials, summaries and other items that Newsoara is obligated to provide to the JDC pursuant to Section 3.3 below.

(f)Alliance Manager.  Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters related to Development of Compounds and/or Products between meetings of the JDC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”).  Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

3.3Exchange of Information Regarding Development.  Newsoara shall and shall require its Related Parties to regularly provide vTv, directly or through the JDC (subject to Section 3.2(e)(ii)), with all material information and data relating to the Development of Compounds and Products in the Field (i.e. preclinical and clinical study reports, pharmacology reports, toxicology reports, CMC reports, formulation reports, and raw data) in the Territory.  In addition, Newsoara shall and shall require its Related Parties to promptly upon request by vTv, provide vTv with all reasonable additional information Controlled by Newsoara or its Related Parties relating to Development of Compounds and Products in the Field.  Without limiting the generality of the foregoing, at least once each Calendar Quarter during the Term, Newsoara shall and shall require its Related Parties to provide vTv, directly or through the JDC, with a reasonably detailed report describing Development activities and the summary results thereof with respect to all Compounds and Products in the Territory.  vTv will keep Newsoara reasonably informed, directly or through the JDC, of vTv’s Development activities and the summary results thereof with respect to all Compounds and Products outside the Territory; provided, that vTv shall condition [***] on [***].  In satisfying the obligations under this Section 3.3, each Party shall comply with all applicable data privacy Laws.

3.4Collaboration Provisions.  vTv shall notify Newsoara in writing whether [***] promptly after execution of the applicable agreement.  If [***] as set forth in the applicable portions of Section 3.3, then [***] set forth in Section 3.3.  Notwithstanding the foregoing, the Parties shall ensure that each Party is reasonably informed, directly or through the JDC, of all material safety information and data relating to the Development of Compounds and Products in the Field.

ARTICLE IV
COMMERCIALIZATION

4.1General.  From and after the Effective Date, and subject to the terms of this Agreement, including the requirements of ARTICLE V, Newsoara shall be solely responsible for the Commercialization of Products in the Field in the Territory, including all costs and expenses relating thereto.

4.2Commercialization Plans.  During the Royalty Term with respect to each Product, at least [***] days prior to the commencement of each Newsoara Fiscal Year, Newsoara shall provide a summary of the planned Commercialization activities to be conducted by or on behalf of Newsoara and its Affiliates and Sublicensees with respect to such Product in each Region in the Territory during such Calendar Year in the form set forth in Schedule 4.2 (each such plan, a “Commercialization Plan”).

4.3Commercialization Reports.  Within [***] Business Days after the date Newsoara files the first NDA for a Product and at least every [***] months during the Royalty Term with respect to each Product, Newsoara shall provide a report to vTv summarizing Newsoara’s sales, marketing and promotional activities for such Product during the prior applicable period, including copies of the material visual aids and other material detail materials used in the promotion of such Product in any Region in the Territory, key opinion leader activities and projected pricing information, and a summary of the progress during the applicable period against the planned Commercialization activities set forth in the applicable Commercialization Plan.  Newsoara shall reasonably respond to any vTv question about the contents of each such report.

ARTICLE V
DILIGENCE

5.1Commercially Reasonable Efforts.  During the Term, Newsoara shall, directly or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to (a) [***] and (b) [***].

5.2Regulatory Obligations.

(a)Adverse Events Reporting.

(i)Following the Effective Date, but in no event less than ninety (90) days prior to the initiation of a Phase II Clinical Trial by either Newsoara or vTv, Newsoara and vTv will develop and agree to worldwide safety and pharmacovigilance procedures for the Parties with respect to the Products, such as safety data sharing and exchange, Adverse Events reporting and prescription events monitoring in a written agreement (the “Safety Agreement”).  Such agreement will describe the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events or any other safety problem of any significance, and product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, licensees or sublicensees to comply with its legal obligations.  The Safety Agreement will be promptly updated if required by changes in legal requirements.  Each Party hereby agrees to comply with its respective obligations under the Safety Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.  To the extent there is any disagreement between this Section 5.2 or any related definitions and the Safety Agreement, the Safety Agreement shall control with respect to safety matters and this Agreement shall control with respect to all other matters.

(ii)Each Party (and their respective sublicensees, to the extent applicable) will maintain an Adverse Event database for the Products in the Territory (in the case of Newsoara) or outside the Territory (in the case of vTv), at such party’s sole cost and expense, and will be responsible for reporting quality complaints, Adverse Events and safety data related to the Products to the applicable Regulatory Authorities in the Territory (in the case of Newsoara) or outside the Territory (in the case of vTv), as well as responding to safety issues and to all requests of Regulatory Authorities related to the Products in the Territory (in the case of Newsoara) or outside the Territory (in the case of vTv).  Each Party will provide the other with access to, and the information contained in, such Party’s Adverse Event database.

(iii)Each Party will be responsible for complying with all applicable Laws governing Adverse Events in the Territory (in the case of Newsoara) and outside the Territory (in the case of vTv) that occur after the Effective Date.  Each Party will notify the other Party on a timely basis of any Adverse Events occurring at or reported by any clinical trial location at which such Party is responsible for performing clinical trials.  The reporting Party will submit copies of reports of Adverse Events to the non-reporting Party simultaneously with submission to the applicable Regulatory Authorities.  Each Party will notify the other in a timely manner and in any event within twenty-four (24) hours of receiving any serious Adverse Event reports from clinical trials that each Party is monitoring, notice from a Regulatory Authority, independent review committee, data safety monitoring board or another similar clinical trial or post-marketing monitoring body alleging significant concern regarding a patient safety issue or other material information relevant to the safety or efficacy of any Product.

(b)Notification of Threatened Action.  Each Party will immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Regulatory Authority, which may affect the safety or efficacy claims of any Product or the continued marketing of any Product.  Upon receipt of such information, the Parties will consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

(c)Remedial Actions.  Each Party will notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”).  The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.  Newsoara will have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action.  The cost and expenses of any Remedial Action in the Territory will be borne solely by Newsoara.  Newsoara will, and will ensure that its Affiliates and Sublicensees will, maintain adequate records to permit the Parties to trace the manufacture, distribution and use of the Product in the Territory.

ARTICLE VI
FINANCIAL PROVISIONS

6.1Initial License Payment.  Newsoara shall make a non-refundable, non-creditable payment to vTv of Two Million dollars ($2,000,000) before [***].

6.2Development and Commercialization Costs.  For clarity, following the Effective Date, Newsoara shall be solely responsible for all costs it incurs in Developing and Commercializing Compounds and Products, including all Manufacturing costs.

6.3Event Milestone Payments.

(a)Newsoara shall pay to vTv the non-refundable, non-creditable, one-time payments set forth below after the earliest date on which the corresponding milestone event set forth below is achieved by Newsoara or any of its Affiliates or Sublicensees with respect to a Compound or Product, as the case may be:

Milestone Event	Payment
[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]
[***]	$[***]

[***]	$[***]

(b)Each milestone payment set forth in Section 6.3(a) shall be reported by Newsoara to vTv and paid within the time period specified in Section 6.10 for such payment. Each milestone payment set forth in Section 6.3(a) shall be paid at most once, even if more than one Compound or Product shall achieve the same milestone event.

(c)If a later Development milestone event is achieved prior to the achievement of an earlier Development milestone event, then all milestone payments due and payable for the earlier Development milestone event, if not previously paid, shall become due and payable simultaneously with the payment for achievement of the subsequent Development milestone event.

6.4Milestone Payments.  In addition to all other amounts payable under this Agreement, Newsoara shall pay to vTv non-refundable, non-creditable, one-time milestone payments based on Net Sales of Products in all Regions of the Territory, in the amounts provided below:

Milestone Event	Payment
(i)[***]	$[***]
(ii)[***]	$[***]
(iii)[***]	$[***]

Each milestone payment set forth in this Section 6.4 shall be paid within the time period specified in Section 6.6 for such payment and shall be paid at most once.  If two (2) or more of the milestone events set forth in this Section 6.4 are achieved in the same Calendar Year, such that two (2) or more of such milestone payments become payable in such Calendar Year, then Newsoara shall pay each of such applicable milestone payments within the time period specified in Section 6.6 for each such payments, [***].

6.5Product Royalties.

(a)Royalty Rate.  Subject to Section 6.5(b)-(e), Newsoara shall pay to vTv royalties, on a Product-by-Product basis, on Net Sales of Products in the Territory during each Calendar Year during the applicable Royalty Term as follows:

(i)[***]% of Calendar Year Net Sales of such Product less than or equal to $[***];

(ii)[***]% of Calendar Year Net Sales of such Product greater than $[***] and less than or equal to $[***];

(iii)[***]% of Calendar Year Net Sales of such Product greater than $[***].

By way of example, if annual Net Sales of Product by Newsoara and its Affiliates and Sublicensees in a Calendar Year are $[***], Newsoara will pay vTv a royalty of $[***], comprising $[***] on that portion of Net Sales that is less than $[***], $[***] on that portion of Net Sales that is greater than $[***] and less than or equal to $[***], and $[***] on that portion of Net Sales that is in excess of $[***].

(b)Royalty Term and Adjustments.  Newsoara’s royalty obligations to vTv under this Section 6.5 shall commence on a Region-by-Region and Product-by-Product basis on the Effective Date and shall expire on a Region-by-Region basis and Product-by-Product basis on the later of (i) expiration of all Legal Exclusivity as to such Product in such Region or (ii) the tenth (10th) anniversary of the date of the First Commercial Sale by Newsoara or any of its Affiliates or Sublicensees to a non-Sublicensee Third Party of such Product (in any formulation or dosage form for any indication) in such Region (the “Royalty Term”); provided that, during any period within the Royalty Term, if any, remaining after the expiration of all Legal Exclusivity as to such Product in such Region, the royalties payable as to such Product in such Region under this Section 6.5 shall be reduced to [***] of the royalties otherwise payable as to such Product in such Region pursuant to Section 6.5(a).

(c)Royalty Adjustment for Generic Competition.  If there is Generic Competition with respect to a particular Product in a particular Region, then, for so long as such Generic Competition exists with respect to such Product in such Region, the royalties payable as to such Product in such Region under this Section 6.5 shall be reduced to [***] of the royalties otherwise payable as to such Product in such Region pursuant to Section 6.5(a).

(d)Third Party Payments.  If Newsoara reasonably determines that it cannot Commercialize a Product in the Field in a Region of the Territory without infringing a Patent Rights, trade secret or other intellectual property right not licensed hereunder unless it obtains a license to such patent from a Third Party and pays a royalty or other payment under such license (“Third Party Patent Licenses”) with respect to any Product in a Region, [***] of any consideration paid under Third Party Patent Licenses by Newsoara or its Related Parties shall be creditable against royalties payable to vTv hereunder with respect to such Product in the applicable Region ; provided, however, that in no event shall such credit cause the royalties paid to vTv on Net Sale of such Product in such Region for any Calendar Quarter to be reduced to less than [***] of the amount that would otherwise be payable to vTv for such Product in such Region for such Calendar Quarter pursuant to Section 6.5(a).

(e)Aggregate Royalty Reductions.  Notwithstanding anything to the contrary in this Section 6.5, in no event shall the royalties otherwise payable under this Section 6.5 with respect to Net Sales of any Product in any Region in any Calendar Quarter be reduced to less than [***] of the royalties payable under Section 6.5(a) with respect to Net Sales of such Product in such Region in such Calendar Quarter.

6.6Reports; Payments.  Within [***] days after the end of each [***] during which there are Net Sales giving rise to a payment obligation under Section 6.4 or 6.5,

Newsoara shall submit to vTv a report identifying, for each Product, the Net Sales for such Product for each Region in the Territory for such [***], any sales milestone and royalty payable to vTv and the basis for any reduction in royalties pursuant to any subsection of Section 6.5.  Concurrently with each such report, Newsoara shall pay to vTv all sales milestones and royalties payable by it under Sections 6.4 and 6.5.  In addition, within [***] days after the end of each [***], Newsoara shall deliver to vTv a report in a form mutually agreeable to both Parties detailing the components of Net Sales on a Product-by-Product and Region-by-Region basis.

6.7Books and Records; Audit Rights.  Newsoara shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required by Sections 6.4 and 6.5 in accordance with International Financial Reporting Standards (IFRS).  vTv shall have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by vTv and reasonably acceptable to Newsoara, review any such records of Newsoara in the location(s) where such records are maintained by Newsoara upon reasonable notice (which shall be no less than [***] days prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 6.4 and 6.5 within the [***] month period preceding the date of the request for review.  The report of such accounting firm shall be limited to a certificate stating whether any report made or payment submitted by Newsoara during such period is accurate or inaccurate and the actual amounts of Net Sales, and sales milestones and royalties due, for such period.  Newsoara shall receive a copy of each such report concurrently with receipt by vTv.  Should such inspection lead to the discovery of a discrepancy to vTv’s detriment, Newsoara shall (i) pay to vTv within five (5) Business Days after its receipt from the accounting firm of the certificate the amount of the underpayment plus (ii) pay to vTv interest calculated in accordance with Section 6.11, provided that, for the purposes of this clause (ii), the underpayment exceeds [***] of the total payment owed.  vTv shall pay the full cost of the review unless the underpayment of sales milestones or royalties is greater than [***] of the amount due for any applicable Calendar Year, in which case Newsoara shall pay the reasonable cost charged by such accounting firm for such review.  Any overpayment by Newsoara revealed by an examination shall be fully creditable against future Payments.

6.8Tax Matters.  No Payments shall be reduced on account of any taxes unless required by Law, provided, that Newsoara shall be entitled to deduct and withhold from any Payments otherwise payable to vTv pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any other applicable national, local or foreign tax Law.  vTv alone shall be responsible for paying any and all taxes (other than withholding taxes and value added taxes required by Law to be deducted and paid on vTv’s behalf by Newsoara) levied on account of, or measured in whole or in part by reference to, any Payments vTv receives.  The Parties will cooperate in good faith to obtain the benefit of any relevant rules, regulations, applicable Laws, and tax treaties to minimize as far as reasonably possible any taxes that may be levied on any Payments.  Newsoara shall deduct or withhold from the Payments any taxes that it is required by Law to deduct or withhold.  Notwithstanding the foregoing, if vTv is entitled under any applicable rule, regulation, applicable Law, or tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax or value added tax, it may deliver to Newsoara or the appropriate Governmental Authority (with the assistance of Newsoara to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or value added tax or to relieve Newsoara of its obligation to withhold tax, and Newsoara shall apply the reduced rate of withholding tax or value added tax, or dispense with withholding tax or value added tax, as the case may be.  If, in accordance with the foregoing, Newsoara withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to vTv proof of such payment within [***] days following that latter payment.

6.9Payment Method and Currency Conversion.  All Payments shall be made in US dollars in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Newsoara’s election, to a bank account specified by vTv in a notice at least [***] days before the payment is due.  For the purposes of determining the achievement of any sales milestone payment under Section 6.4 or the amount of any royalties due for the relevant Calendar Quarter under Section 6.5, the amount of Net Sales in any foreign currency shall be converted into US dollars in accordance with the prevailing rates of exchange for the relevant month for converting such first currency into such other currency used by Newsoara’s internal accounting systems, which are independently audited on an annual basis.  Upon request by vTv, Newsoara shall disclose the bases for the rates of exchange used for purposes of assuring that such rates reflect prevailing rates of exchange.

6.10Payment Procedure and Blocked Payments.  Following the occurrence of each payment event set forth in this Agreement, Newsoara shall notify vTv of such occurrence within [***] days thereafter and vTv shall invoice Newsoara for the corresponding amount due (excluding the initial license payment set forth in Section 6.1, for which an invoice is attached as Schedule 6.10 and which shall be paid by Newsoara on or before [***]).  The payment will be paid within [***] days following Newsoara’s receipt of the invoice.  Newsoara or its Affiliates shall take all actions required by applicable Laws for the purpose of transferring, or having transferred on its behalf, milestones, royalties or any other payments to vTv pursuant to this Agreement, including but not limited to filing or registration of this Agreement with the competent Government Authority and obtaining any required approval, permit or license for the payment transfer from the competent Government Authority.  If by reason of applicable Laws in any Region in the Territory, it becomes impossible or illegal for Newsoara or its Affiliates or Sublicensees to transfer, or have transferred on its behalf, milestones, royalties or other payments to vTv or to Newsoara or its Affiliates or Sublicensees, Newsoara shall promptly notify vTv of the conditions preventing such transfer.  To the extent any payments to vTv cannot be transferred pursuant to the preceding sentence, such amounts shall be deposited in local currency in the relevant Region to the credit of vTv in a recognized banking institution designated by vTv or, if none is designated by vTv within a period of [***] days upon Newsoara’s notification to vTv of the conditions preventing the transfer, in a recognized banking institution selected by Newsoara or its Affiliate or

Sublicensee, as the case may be, and identified in a notice given to vTv; satisfactory transfer pursuant to this sentence shall be deemed a timely payment. If so deposited in a foreign country or region, Newsoara shall provide, or cause its Affiliate or Sublicensee to provide, reasonable cooperation to vTv so as to allow vTv to assume control over such deposit as promptly as practicable.

6.11Late Payments.  If a Party shall fail to make a timely payment pursuant to the terms of this Agreement, the other Party shall provide written notice of such failure to the non-paying Party (a “Late Payment Notice”), and interest shall accrue on the past due amount starting on the date of the Late Payment Notice at the thirty (30) day US dollar London Interbank Offered Rate effective for the date that payment was due (as published in the Wall Street Journal) plus five percent (5%) per annum, computed for the actual number of days after the date of the Late Payment Notice that the payment was past due.

ARTICLE VII
INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION
AND RELATED MATTERS

7.1Ownership of Inventions.

(a)Sole Inventions.  Each Party shall exclusively own all inventions made solely by such Party and its Subsidiaries, and its and their employees, agents and consultants (“Sole Inventions”).  Sole Inventions made solely by Newsoara and its Subsidiaries, and its and their employees, agents and consultants are referred to herein as “Newsoara Sole Inventions”.  Sole Inventions made solely by vTv and its Subsidiaries, and its and their employees, agents and consultants are referred to herein as “vTv Sole Inventions”.

(b)Joint Inventions.  The Parties shall jointly own all inventions made jointly by employees, agents and consultants of Newsoara and its Subsidiaries, on the one hand, and employees, agents and consultants of vTv and its Subsidiaries, on the other hand, on the basis of each Party having an undivided interest in the whole (“Joint Inventions”).  Subject to the licenses and other provisions of this Agreement, each Party shall have the unrestricted right to use and license Joint Inventions without obtaining consent from, or accounting to, the other Party.

(c)Inventorship.  For purposes of determining whether an invention is a Newsoara Sole Invention, a vTv Sole Invention, or a Joint Invention questions of inventorship shall be resolved in accordance with United States patent Laws.

7.2Prosecution and Maintenance of Patent Rights.

(a)Prosecution of vTv Patent Rights.  With respect to vTv Patent Rights in the Territory, vTv and Newsoara shall cooperate in connection with the continued prosecution and maintenance by vTv of such vTv Patent Rights in the Territory.  The out-of-pocket costs and expenses solely incurred to obtain, prosecute and maintain vTv Patent Rights in the Territory shall be borne [***] by [***].  The expenses incurred to draft an application included in vTv Patent Rights, to file and prosecute the Patent Cooperation Treaty (PCT) application included in vTv Patent Rights before the national phase deadline, and to obtain, prosecute and maintain vTv

Patent Rights outside the Territory shall be borne [***] by [***].  If vTv files a new patent application anywhere in the world for which a vTv Patent Right in the Territory could be filed, vTv shall notify Newsoara and provide Newsoara with a copy of such filings within [***] Business Days of such filing.  vTv shall notify Newsoara at least [***] days prior to the deadline for entering into national phase with respect to any Patent Cooperation Treaty (PCT) application included in vTv Patent Rights.  No later than [***] days prior to entry into national phase, Newsoara shall provide vTv with a list of Regions within the Territory in which Newsoara would like vTv to file.  vTv shall file international patent applications, or designate for national filing and file, in the Territory when requested by Newsoara.  Newsoara shall have access to all documentation, filings and communications to or from the respective patent offices in the Territory, at reasonable times and upon reasonable notice.  vTv shall keep Newsoara informed of the status of all pending patent applications in the Territory that pertain to any Compound or any Product.  vTv, its agents and attorneys shall implement or incorporate, absent a substantial reason to the contrary, all comments of Newsoara regarding any aspect of such patent prosecutions in the Territory.  vTv shall not abandon any vTv Patent Rights (the “Abandoned vTv Patents”) in the Territory without at least [***] days’ prior notice to Newsoara.  If vTv decides to abandon any vTv Patent Rights in the Territory, Newsoara shall, at its sole expense, have the option to continue to prosecute and maintain the Abandoned vTv Patents in vTv’s name by providing written notice to vTv.  In such event, vTv shall promptly provide Newsoara with the appropriate documents to continue to prosecute or maintain the Abandoned vTv Patents.  For avoidance of doubt, following such transfer of prosecution and maintenance rights, such Abandoned vTv Patents will continue to be vTv Patent Rights.

(b)Prosecution of Joint Patent Rights.  Newsoara shall be responsible for obtaining, prosecuting, and/or maintaining Patent Rights covering Joint Inventions (“Joint Patent Rights”) on a worldwide basis, including countries or regions reasonably requested by vTv, in the name of both Parties; provided, however, that Newsoara shall notify vTv in writing within [***] Business Days after filing any patent application that falls within the definition of Joint Patent Rights.  The out-of-pocket costs and expenses incurred to draft an application included in Joint Patent Rights, to file and prosecute the Patent Cooperation Treaty (PCT) application included in Joint Patent Rights before the national phase deadline, and obtain, prosecute and maintain Joint Patent Rights inside the Territory shall be borne [***] by [***].  The out-of-pocket costs and expenses solely incurred to obtain, prosecute and maintain Joint Patent Rights outside the Territory shall be borne [***] by [***].  Newsoara shall notify vTv at least [***] days prior to the earliest deadline for entering into national phase with respect to any Patent Cooperation Treaty (PCT) application included in the Joint Patent Rights. No later than [***] days prior to the earliest deadline to enter into national phase, vTv shall provide Newsoara with a list of any country or region outside the Territory in which vTv would like Newsoara to file.  Newsoara shall keep vTv informed of the status of all pending Joint Patent Rights.  Newsoara, its agents and attorneys shall implement or incorporate, absent a substantial reason to the contrary, all comments of vTv regarding any aspect of such patent prosecutions.  Newsoara shall not abandon any Joint Patent Rights (the “Abandoned Joint Patents”) in any country or territory without at least [***] days’ prior notice to vTv.  If Newsoara decides to abandon any Joint Patent Rights or refuses to pay due expense for the Joint Patent Rights, vTv shall have the option, at its sole expense, to continue to prosecute and maintain the Abandoned Joint Patents by providing written notice to Newsoara.  Upon vTv’s exercise of such option, Newsoara shall promptly provide vTv with the appropriate documents to allow vTv to continue to prosecute or maintain such Abandoned Joint Patents.

(c)Prosecution of Newsoara Patent Rights.  Newsoara has the sole right, but not the responsibility, to obtain, prosecute and/or maintain the Newsoara Patent Rights; provided, however, that Newsoara shall notify vTv in writing within [***] Business Days after filing any patent application that falls within the definition of Newsoara Patent Rights.  The out-of-pocket costs and expenses solely incurred to obtain, prosecute and maintain Newsoara Patent Rights outside the Territory shall be borne [***] by [***].  The expenses incurred to draft an application included in Newsoara Patent Rights, to file and prosecute the Patent Cooperation Treaty (PCT) application included in Newsoara Patent Rights before the national phase deadline, and to obtain, prosecute and maintain Newsoara Patent Rights in the Territory shall be borne [***] by [***].  To the extent permitted by applicable Laws and contractual obligations owed by Newsoara to any Third Party, vTv shall have access to all documentation, filings and communications to or from the respective patent offices that pertain to any Compound or any Product, at reasonable times and upon reasonable notice.  Newsoara shall keep vTv informed of the status of all pending patent applications that pertain to any Compound or any Product.  Newsoara, its agents and attorneys shall implement or incorporate, absent a substantial reason to the contrary, all comments of vTv regarding any aspect of such patent prosecutions.  Newsoara shall not abandon any Newsoara Patent Rights (the “Abandoned Newsoara Patents”) in any territory without at least [***] days’ prior notice to vTv.  If Newsoara decides to abandon Newsoara Patent Rights outside the Territory, vTv shall have the option, at its sole expense, to continue to prosecute and maintain the Abandoned Newsoara Patents by providing written notice to Newsoara.  Upon vTv’s exercise of such option, Newsoara shall promptly provide vTv with the appropriate documents to allow vTv to continue to prosecute or maintain such Abandoned Newsoara Patents in Newsoara’s name.  For avoidance of doubt, following such transfer of prosecution and maintenance rights, such Abandoned Newsoara Patents shall continue to be Newsoara Patent Rights.

7.3Third Party Infringement.

(a)Notice.  Each Party shall promptly report in writing to the other Party during the Term any known or suspected (i) infringement of any of the vTv Patent Rights or Joint Patent Rights, or (ii) unauthorized use or misappropriation of any of the vTv Know-How or Joint Inventions, in the case of either clause (i) or clause (ii), that could reasonably be expected to impact the (A) Development, Manufacture, use or Commercialization of a Compound or Product in the Field in the Territory by Newsoara, or (B) scope of the rights licensed to Newsoara under ARTICLE II (an “Infringement Claim”), of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such Infringement Claim.

(b)Initial Right to Enforce.  Subject to Section 7.3(c), Newsoara shall have the first right, but not the obligation, to initiate a suit, or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the vTv Intellectual Property and Joint Intellectual Property relating to a Compound or Product in the Field in the Territory, with respect to an Infringement Claim.  Any such suit by Newsoara shall be brought either in the name of vTv or its Affiliate, the name of Newsoara or its Affiliate, or jointly by Newsoara, vTv and their respective Affiliates, as may be required by the Law of the forum.  For this purpose, vTv shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Newsoara; provided that Newsoara shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by vTv in connection with such cooperation.  For clarity, as between vTv and Newsoara, (i) vTv shall have the sole right, but not the obligation, to protect vTv Intellectual Property against any suspected misappropriation or infringement that does not constitute an Infringement Claim and (ii) the Parties shall jointly determine by mutual agreement whether and how to protect Joint Intellectual Property against any suspected misappropriation or infringement that does not constitute an Infringement Claim, and the provisions of this ARTICLE VII shall not apply with respect thereto.

(c)Step-In Right.  If Newsoara does not initiate a suit or take other appropriate action that it has the initial right to initiate or take with respect to an Infringement Claim pursuant to Section 7.3(b), then vTv may, in its discretion, provide Newsoara with notice of vTv’s intent to initiate a suit or take other appropriate action.  If vTv provides such notice and Newsoara does not initiate a suit or take such other appropriate action within thirty (30) days after receipt of such notice from vTv, then vTv shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the vTv Intellectual Property.  Any suit by vTv shall be either in the name of vTv or its Affiliate, the name of Newsoara or its Affiliate, or jointly by Newsoara, vTv and their respective Affiliates, as may be required by the Law of the forum.  For this purpose, Newsoara shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by vTv; provided that vTv shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Newsoara in connection with such cooperation.

(d)Conduct of Certain Actions; Costs.  The Party initiating suit with respect to an Infringement Claim shall have the sole and exclusive right to select counsel for, and otherwise control, any suit initiated by it pursuant to Section 7.3(b) or 7.3(c).  The initiating Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to Sections 7.3(b) and 7.3(c), including the fees and expenses of the counsel selected by it.  The other Party shall have the right to participate, but not control, and be represented in, any such suit by its own counsel at its own expense.

(e)Recoveries.  Any damages, settlements, accounts of profits, or other financial compensation recovered from a Third Party by the Party that assumes control over enforcing any Infringement Claim shall be allocated between the Parties as follows:

(i)first, the Party that assumes control over enforcing such Infringement Claim shall retain an amount equal to [***]; and

(ii)second, any remaining amount shall be [***] by the enforcing Party and [***] to the other Party.

7.4Patent Invalidity Claim.  Each of the Parties shall promptly notify the other in the event of any legal or administrative action by any Third Party against a vTv Patent Right, a Joint Patent Right, or a Newsoara Patent Right of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding.  Newsoara shall have the first right, but not the obligation, to defend against any such action involving a vTv Patent Right and a Joint Patent Right in the Territory in its own name, and the costs of any such defense shall be at Newsoara’s expense.  vTv, upon request of Newsoara, agrees to join in any such action and to cooperate reasonably with Newsoara; provided that Newsoara shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by vTv in connection with such cooperation.  If Newsoara does not defend against any such action involving such vTv Patent Right or Joint Patent Right in the Territory, then vTv shall have the right, but not the obligation, to defend such action and any such defense shall be at vTv’s expense.  Newsoara, upon request of vTv, agrees to join in any such action and to cooperate reasonably with vTv, provided that vTv shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Newsoara in connection with such cooperation.

7.5Claimed Infringement.  Each of the Parties shall promptly notify the other in the event a Party becomes aware that the Development, Manufacture, having Manufactured, use or Commercialization of any Compound and/or Product in or for the Territory pursuant to this Agreement infringes the intellectual property rights of any Third Party, and shall promptly provide the other Party with any notice it receives or has received from a Third Party related to such suspected infringement (“Infringement of Third Party Rights Claim”).  The Party subject to an Infringement of Third Party Rights Claim shall promptly notify the other Party in writing and shall discuss with the other Party the strategy for defending such Infringement of Third Party Rights Claim, but, subject to Sections 10.1, 10.2 and 10.3, shall have the right to direct and control the defense thereof in its sole discretion and at its own expense, with counsel of its choice; provided that, the other Party may participate in (but not direct or control) the defense and/or settlement thereof, at its own expense with counsel of its choice.  In any event, the Party subject to such Infringement of Third Party Rights Claim agrees to keep the other Party hereto reasonably informed of all material developments in connection therewith.  Both Parties agree not to settle such Infringement of Third Party Rights Claim, or make any admissions or assert any position in such Infringement of Third Party Rights Claim, in a manner that would materially adversely affect the allegedly infringing Compound and/or Product or the Development, Manufacture, having Manufactured, use or Commercialization of such Compound and/or Product in any country of the world, without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned.  [***] of (i) any damage award and/or settlement amount arising from an Infringement of Third Party Rights Claim based on the practice by either Party of the vTv Intellectual Property with respect to the Compound and/or Product in or for the Territory, which is due to the Third Party by Newsoara, and (ii) attorney fees paid by Newsoara relating to such Infringement of Third Party Rights Claim, will be credited against the royalties that are due from Newsoara to vTv hereunder, subject to the limitations in Sections 6.5(d) and 6.5(e).

7.6Patent Term Extensions.  Newsoara shall have the exclusive right and obligation to seek patent term extensions or supplemental patent protection, including supplementary protection certificates, in any Region in the Territory in relation to the

Products at Newsoara’s expense.  vTv and Newsoara shall cooperate in connection with all such activities, and Newsoara, its agents and attorneys will give due consideration to all timely suggestions and comments of vTv regarding any such activities; provided that all final decisions shall be made by Newsoara.

7.7Patent Marking.  Newsoara shall comply with the patent marking statutes in each Region in the Territory in which the Product is sold by Newsoara, its Affiliates or its Sublicensees.

7.8Product Trademarks.  Newsoara will have the right to brand the Products in the Territory using trademarks, logos, and trade names it determines appropriate for the Products, which may vary by Region or within a Region (the “Product Marks”).  Newsoara will own all rights in the Product Marks in the Territory and will register and maintain the Product Marks in the Territory that it determines reasonably necessary, at Newsoara’s cost and expense.  Newsoara will not utilize any Product Marks that are duplicative or derivative of any trademarks, logos, or trade names employed by vTv without vTv’s consent.  vTv will have the sole right to determine the international nonproproprietary name of the Products.

7.9Certification under Drug Price Competition and Patent Restoration Act.

(a)Notice.  If a Party becomes aware of any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) or 355(j)(2)(A)(vii)(IV) or its successor provisions or any similar provision in a country other than the US claiming that any vTv Patent Rights, Joint Patent Rights, or Newsoara Patent Rights Covering a Product in the Field are invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import or sale of a product by a Third Party (a “Paragraph IV Claim”), such Party shall promptly notify the other Party in writing within [***] Business Days after its receipt thereof.

(b)Control of Response; Recoveries.

(i)Newsoara shall have the first right, but not the obligation, to initiate and control patent infringement litigation for such Paragraph IV Claim in the Territory.  Any suit by Newsoara shall be brought either in the name of vTv or its Affiliate, the name of Newsoara or its Affiliate, or jointly by Newsoara, vTv and their respective Affiliates, as may be required by the Law of the forum.  For this purpose, vTv shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Newsoara; provided that Newsoara shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by vTv in connection with such cooperation.  If Newsoara elects not to assume control over litigating any Paragraph IV Claim in the Territory, Newsoara shall notify vTv as soon as practicable but in any event not later than [***] days before the first action required to litigate such Paragraph IV Claim so that vTv may, but shall not be required to, assume sole control over litigating such Paragraph IV Claim using counsel of its own choice.  Any suit by vTv shall be either in the name of vTv or its Affiliate, the name of Newsoara or its Affiliate, or jointly by Newsoara, vTv and their respective Affiliates, as may be required by the Law of the forum.  For this purpose, Newsoara shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by vTv; provided that vTv shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Newsoara in connection with such cooperation.  Any compensation recovered as a result of such litigation shall be allocated as set forth in Section 7.3(e) above.

(ii)vTv shall have the first right, but not the obligation, to initiate and control patent infringement litigation for such Paragraph IV Claim outside the Territory.  Any suit by vTv shall be brought either in the name of vTv or its Affiliate, the name of Newsoara or its Affiliate, or jointly by Newsoara, vTv and their respective Affiliates, as may be required by the Law of the forum.  For this purpose, Newsoara shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by vTv; provided that vTv shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by vTv in connection with such cooperation.  Any compensation recovered as a result of such litigation shall be allocated as set forth in Section 7.3(e) above.

7.10Privileged Communications.  In furtherance of this Agreement, it is expected that Newsoara and vTv will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications.  Such disclosures are made with the understanding that they shall remain confidential, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between vTv and Newsoara, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of vTv Patent Rights and Newsoara Patent Rights.

7.11Foreign Filing Licenses.  The Parties shall cooperate (i) to obtain any foreign patent filing licenses, and (ii) to first file any patent application(s) on a domestic invention in the country of origin, so as to comply with 35 U.S.C. §§181 to 188 or its successor provisions or any similar provision in a country other than the US.

ARTICLE VIII
CONFIDENTIAL INFORMATION

8.1Treatment of Confidential Information.  During the Term and for [***] years thereafter, each Party shall maintain Confidential Information (as defined in Section 8.2) of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others (except for agents, directors, officers, employees, consultants, subcontractors, Affiliates, advisors, licensees, sublicensees, partners and potential licensees, sublicensees and partners (collectively, “Agents”) under obligations of confidentiality) or use it for any purpose other than in connection with the Development or Commercialization of Compounds or Products pursuant to this Agreement, and each Party shall exercise Commercially Reasonable Efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Agents, which efforts shall be at least as diligent as those generally used by such Party in protecting its own confidential and proprietary information.  Each Party will be responsible for a breach of this ARTICLE VIII by its

Agents.  For clarity, Newsoara may disclose Confidential Information of vTv (a) to Governmental Authorities (i) to the extent desirable to obtain or maintain INDs or Regulatory Approvals for any Compound or Product within the Territory and (ii) in order to respond to inquiries, requests or investigations by Governmental Authorities; (b) to outside consultants, scientific advisory boards, managed care organizations, and non-clinical and clinical investigators to the extent necessary to Develop or Commercialize any Compound or Product; (c) to the extent useful to Develop or Commercialize any Compound or Product; and (d) to the extent necessary or useful in order to enjoy its rights under this Agreement (including to defend or prosecute litigation); provided that Newsoara shall obtain the same confidentiality obligations from any Third Parties to which it discloses the Confidential Information of vTv as it obtains with respect to its own similar types of confidential information.

8.2Confidential Information.  “Confidential Information” means all trade secrets or other proprietary information, including any proprietary data and materials (whether or not patentable or protectable as a trade secret), regarding a Party’s or its Affiliate’s or licensor’s technology, products, business, financial status or prospects or objectives regarding the Products that is disclosed by a Party to the other Party.  All information disclosed prior to the Effective Date by vTv to Newsoara pursuant to the Mutual Non-Disclosure Agreement by and between the Parties, dated as of December 19, 2016, as amended through the Effective Date (the “Confidentiality Agreement”), shall be deemed “Confidential Information” of vTv.  For clarity, all data and information regarding Products and Compounds generated after the Effective Date by or on behalf of Newsoara, its Affiliates or their Sublicensees, shall be deemed “Confidential Information” of Newsoara. Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:

(a)either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by a Third Party without any violation of any obligation to the other Party; or

(b)either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Agents; or

(c)is independently developed by or for the receiving Party without reference to or reliance upon the disclosing Party’s Confidential Information as demonstrated by contemporaneous written records of the receiving Party.

Notwithstanding the foregoing, the receiving Party may disclose the disclosing Party’s Confidential Information if it is required to be disclosed to comply with applicable Laws, to defend or prosecute litigation or to comply with governmental regulations or the regulations or requirements of any stock exchange, provided that the receiving Party promptly provides prior notice of such disclosure to the other Party and uses Commercially Reasonable Efforts to avoid or minimize the degree of such disclosure.

8.3Publications.  The Parties recognize the desirability of publishing and publicly disclosing the results of clinical trials of pharmaceutical products.  Accordingly, subject to coordination through designated representatives of each Party, the publishing Party shall be free to publicly disclose the results of clinical trials involving Compounds or Products arising out of this Agreement, subject to prior review by the non-publishing Party for issues of patentability and protection of its Confidential Information, in a manner consistent with all Laws applicable to the publishing Party and best industry practices.  In addition, if one Party (the “Publishing Party”) intends to publish articles in scientific or medical journals or to make presentations of the results of clinical trials involving Compounds or Products arising out of this Agreement, the Publishing Party shall provide the other party (the “Non-publishing Party”) through the designated representatives of each Party at its earliest opportunity with any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development of any Compound or Product.  The Non-publishing Party shall respond promptly through its designated representative, and in any event no later than [***] days after receipt of such proposed publication or presentation, or such shorter period as may be required by the publication.  The Publishing Party agrees to allow a reasonable period (not to exceed [***] days) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of the Non-publishing Party.  In addition, the Publishing Party will give due regard to comments furnished by the Non-publishing Party and such comments shall not be unreasonably rejected.  Newsoara shall be responsible to assure that its Affiliates and licensees agree to equivalent undertakings in favor of vTv.  All publications involving Compounds or Products arising pursuant to this Agreement shall be in accordance with any guidelines or strategies promulgated by the JDC, which shall include appropriate acknowledgement consistent with standard scientific practice of any contributions of each Party to the results being publicly disclosed.

8.4Press Releases and Other Disclosures.  The Parties hereby each approve the form of the press release set forth in Schedule 8.4 and will cooperate in the release thereof as soon as practicable after the Effective Date.  The Parties also recognize that each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement.  In such event, the Party desiring to issue an additional press release or make a public statement or disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval in advance (except that neither Party shall have any obligation to disclose Confidential Information except to the extent required or permitted pursuant to this ARTICLE VIII).  No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party.  Once any public statement or disclosure has been approved in accordance with this Section 8.4, then either Party may appropriately communicate information contained in such permitted statement or disclosure.  Notwithstanding the foregoing provisions of this Section 8.4, Schedule 8.4, or of this ARTICLE VIII, a Party may (a) disclose the existence and terms of this Agreement where required, as reasonably determined by the disclosing Party, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court, and (b) disclose the existence and terms of this Agreement under obligations of confidentiality to agents, advisors, contractors, investors and acquirors, and to potential agents, advisors, contractors, investors and acquirors, provided that such announcements do not entail disclosure of non-public technical or scientific information (which, for clarity, excludes clinical trial results that are subject to disclosure pursuant to Section 8.3) and the announcing Party provides the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.  To the extent a Party determines in good faith that it is required by applicable Law to publicly file, register or notify this Agreement with a Governmental Authority, including public filings pursuant to securities Laws, it shall provide the proposed redacted form of the Agreement to the other Party a reasonable amount of time prior to filing for the other Party to review such draft and propose changes to such proposed redactions.  The Party making such filing, registration or notification shall incorporate any proposed changes timely requested by the other Party, absent a substantial reason to the contrary, and shall use commercially reasonable efforts to seek confidential treatment for any terms that the other Party timely requests be kept confidential, to the extent such confidential treatment is reasonably available consistent with applicable Law.  Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1vTv’s Representations.  vTv hereby represents and warrants as of the Effective Date as follows:

(a)vTv has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of vTv.  vTv has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and performance.  Assuming due authorization, execution and delivery on the part of Newsoara, this Agreement constitutes a legal, valid and binding obligation of vTv, enforceable against vTv in accordance with its terms.

(b)The execution and delivery of this Agreement by vTv and the performance by vTv contemplated hereunder will not violate any US Law or, to vTv’s knowledge, any Law of any Governmental Authority outside the US.

(c)Neither the execution and delivery of this Agreement nor the performance hereof by vTv requires vTv to obtain any permit, authorization or consent from any Governmental Authority or from any other Person, and such execution, delivery and performance by vTv will not result in the breach of or give rise to any termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which vTv may be a party that relates to the vTv Patent Rights in the Territory or the vTv Know-How.

(d)To vTv’s knowledge, vTv owns or possesses adequate licenses or other valid rights to use all Patent Rights and Know-How necessary to Develop and Manufacture the vTv Compounds in the Territory and to use, sell, offer for sale and import Products containing the vTv Compounds in the Territory.  To vTv’s knowledge, there is no actual or threatened infringement by a Third Party of any of the vTv Patent Rights in the Territory, or any other infringement or threatened infringement by a Third Party that would adversely affect Newsoara’s rights under this Agreement.  To vTv’s knowledge, the Development, Manufacture, use, sale, offer for sale or importation by Newsoara of the Product(s) containing HPP737 as Developed prior to the Effective Date does not and will not infringe or constitute a misappropriation or other violation of the rights of any Third Party.  To vTv’s knowledge, the issued patents encompassed within vTv Patent Rights in the Territory are valid and enforceable patents and no Third Party has challenged the validity or enforceability of such patents (including through the institution or written threat of institution of interference, nullity, revocation or similar invalidity proceedings before the US Patent and Trademark Office or any equivalent foreign entity), and vTv is not aware of any reasonable basis for such a claim by a Third Party.

(e)Schedule 1.68 is a complete and correct list of all vTv Patent Rights in the Territory owned by vTv as of the Effective Date.  No vTv Patent Right in the Territory has been licensed to vTv.

(f)vTv is the sole legal and beneficial owner of all the vTv Patent Rights in the Territory identified on Schedule 1.68 and is entitled to grant the licenses thereto specified herein.  All assignments to vTv of ownership rights relating to the vTv Patent Rights in the Territory owned by vTv are valid and enforceable.  vTv has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the vTv Intellectual Property in a manner that conflicts with any rights granted to Newsoara hereunder.

(g)There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to vTv’s knowledge, threatened against vTv in connection with the vTv Compounds or any vTv Patent Rights in the Territory, vTv Know-How or against or relating to the transactions contemplated by this Agreement.

(h)To vTv’s knowledge, all Development activities conducted by vTv prior to the Effective Date have been and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to generally accepted professional scientific standards, and applicable local, state and federal Laws, rules, and regulations, including applicable requirements of GLP and GCP, as applicable.  vTv has not received any written notices from the FDA or any other Regulatory Authority requiring the termination, suspension or material modification of any clinical trials that have been or are currently being conducted by vTv.  Neither vTv nor, to the knowledge of vTv, any of its directors, officers, employees, agents or subcontractors has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result, in debarment by the FDA under 21 U.S.C. § 335a or any similar state or foreign Law.

(i)To the knowledge of vTv, vTv has disclosed or made available to Newsoara all material information in its possession and Control relating to the Compound and the Product, and the Development, Manufacture, use and Commercialization of the Compound and the Product as conducted prior to the Effective Date, including by providing or making available complete and correct copies of the following: (a) adverse event reports; (b) clinical study reports and material study data; and (c) FDA inspection reports, notices of adverse findings, warning letters, Regulatory Approval filings and other material regulatory documentation.

(j)To the knowledge of vTv, any material safety issue relating to the Compound or the Product has been disclosed to Newsoara.

9.2Newsoara’s Representations.  Newsoara hereby represents and warrants as of the Effective Date as follows:

(a)Newsoara has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of Newsoara.  Newsoara has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound to authorize such execution, delivery and (subject to obtaining all necessary governmental approvals with respect to the Development and Commercialization of Compounds and Products) performance.  Assuming due authorization, execution and delivery on the part of vTv, this Agreement constitutes a legal, valid and binding obligation of Newsoara, enforceable against Newsoara in accordance with its terms.

(b)The execution and delivery of this Agreement by Newsoara and the performance by Newsoara contemplated hereunder will not violate (subject to obtaining all necessary governmental approvals with respect to the continued Development and Commercialization of Compounds and Products) any Law of any Region in the Territory or, to Newsoara’s knowledge, any Law of any other Governmental Authority in the Territory.

(c)There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Newsoara, threatened against Newsoara in connection with or relating to the transactions contemplated by this Agreement.

(d)Neither the execution and delivery of this Agreement nor the performance hereof by Newsoara requires Newsoara to obtain any permit, authorization or consent from any Governmental Authority (subject to obtaining all necessary governmental approvals with respect to the continued Development and Commercialization of Compounds and Products) or from any other Person, and such execution, delivery and performance by Newsoara will not result in the breach of or give rise to any termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which Newsoara may be a party that relates to the Products, Newsoara Patent Rights or Newsoara Know-How.

(e)Neither Newsoara nor, to the knowledge of Newsoara, any of its directors, officers, employees, agents or subcontractors has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result, in debarment by the FDA under 21 U.S.C. § 335a or any similar state or foreign Law.

9.3vTv Covenants.  vTv covenants and agrees during the Term that, subject to Newsoara’s, its Affiliates’ and Sublicensees’ performance of their obligations under this Agreement to the extent it affects vTv’s performance of its obligations under this Agreement:

(a)vTv shall not grant to any Third Party any rights that would be inconsistent with Newsoara’s rights hereunder.

(b)Subject to Section 12.8, vTv shall not assign, transfer, convey or otherwise encumber its right, title and interest in the vTv Intellectual Property in a manner that conflicts with any rights granted to Newsoara hereunder.

9.4Newsoara Covenants.  Newsoara will:

(a)comply, and will cause its Affiliates and Sublicensees to comply, with all applicable Laws and all applicable cGMP, GCP, GLP and GSP (or similar standards) in their conduct of the Development, Manufacturing, and Commercialization activities under this Agreement; and

(b)ensure that its Affiliates and Sublicensees do not transfer or divert the Compound or Product to an entity other than Newsoara, or an entity approved by Newsoara, in each case in a manner that would cause the sale of such Compound or Product in the chain of distribution (from Newsoara or its Affiliates or Sublicensees to the end user) to be excluded (except as an exception provided in the Net Sales definition) in the calculation of Net Sales, provided that for each unit of the Compound and/or Product, the inclusion of such sales in the calculation of Net Sales shall occur only once.

Upon reasonable notification, but no more than annually (provided that the foregoing frequency limit shall not apply if vTv has cause), vTv will have the right to conduct audits of Newsoara, and Newsoara will procure such right for vTv to audit Newsoara’ s Affiliates and Sublicensees (either directly or through Newsoara and its designee), to ensure (y) compliance with applicable cGMP, GCP, GLP, and GSP standards, including on-site evaluations (to the extent permitting such evaluations is under the control of the audited Party), and (z) compliance with Section 9.1(b).

9.5Language.  The Parties agree that all communications, interactions, reporting, documentation, and dispute resolution to be conducted pursuant to this Agreement shall be in English.  The Parties agree that Newsoara shall have the obligation at its expense to translate any Regulatory Approval in Chinese into English.

9.6No Warranty.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED.  IN PARTICULAR, BUT WITHOUT LIMITATION, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, vTv MAKES NO

REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER ANY vTv COMPOUNDS ARE FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE X
INDEMNIFICATION

10.1Indemnification in Favor of vTv.  Newsoara shall indemnify, defend and hold harmless the vTv Parties (as hereinafter defined) from and against any and all Losses incurred, suffered or sustained by any of the vTv Parties or to which any of the vTv Parties becomes subject as a result of any Third Party claim, action, suit, proceeding, liability or obligation (collectively, “Third Party Claims”) arising out of, relating to or resulting from:

(a)any misrepresentation or breach of any representation, warranty, covenant or agreement made by Newsoara in this Agreement; or

(b)the Development or Commercialization of Compounds or Products by Newsoara, its Affiliates or Sublicensees, including all Third Party Claims involving death or bodily injury caused or allegedly caused by the use of such a Compound or Product, and even if such a Compound or Product is altered for use for a purpose not intended (any and all such Losses “Product Liability”); or

(c)subject to Sections 6.5(d) and 7.5, any actual or alleged infringement of any trademark, Patent Right or other intellectual property right, or misappropriation of any trade secret, of any Third Party as a result of the Development or Commercialization of Compounds or Products by Newsoara or its Related Party inside the Territory; or

(d)the gross negligence or willful misconduct of any of the Newsoara Parties (as hereinafter defined) in connection with Newsoara’s performance of this Agreement.

For purposes of this ARTICLE X, “vTv Parties” means vTv, its Affiliates and their respective licensors, agents, directors, officers, shareholders, licensees, sublicensees and employees; provided that, if the vTv Party seeking indemnification under this ARTICLE X is a shareholder, then the foregoing indemnification obligation shall be limited to Losses to the extent arising from Third Party Claims based on the circumstances described in clauses (a)-(e) above (as applicable) and defenses thereof based on the circumstances described in clauses (a)-(e) above (as applicable), and shall not include Losses to the extent arising from any claim or defense relating to such vTv Party’s status as a shareholder.

The indemnification obligations set forth in this Section 10.1 shall not apply to the extent that any Loss is the result of (i) a breach of this Agreement by vTv or (ii) the gross negligence or willful misconduct of such vTv Party.

10.2Indemnification in Favor of Newsoara.  vTv shall indemnify, defend and hold harmless the Newsoara Parties from and against any and all Losses incurred, suffered or sustained by any of the Newsoara Parties or to which any of the Newsoara

Parties becomes subject as a result of any Third Party Claim arising out of, relating to or resulting from:

(a)any misrepresentation or breach of any representation, warranty, covenant or agreement made by vTv in this Agreement; or

(b)the Development or Commercialization of Compounds or Products by vTv, its Affiliates or Sublicensees, including all Third Party Claims involving Product Liability; or

(c)any actual or alleged infringement of any trademark, Patent Right or other intellectual property right, or misappropriation of any trade secret, of any Third Party as a result of the Development or Commercialization of Products containing HPP737 outside the Territory; or

(d)the gross negligence or willful misconduct of any of the vTv Parties in connection with vTv’s performance of this Agreement.

For purposes of this ARTICLE X, “Newsoara Parties” means Newsoara, its Affiliates and their respective agents, directors, officers, shareholders, licensees, sublicensees and employees provided that, if the Newsoara Party seeking indemnification under this ARTICLE X is a shareholder, then the foregoing indemnification obligation shall be limited to Losses to the extent arising from Third Party Claims based on the circumstances described in clauses (a)-(c) above (as applicable) and defenses thereof based on the circumstances described in clauses (a)-(c) above (as applicable), and shall not include Losses to the extent arising from any claim or defense relating to such Newsoara Party’s status as a shareholder.

The indemnification obligations set forth in this Section 10.2 shall not apply to the extent that any Loss is the result of (i) a breach of this Agreement by Newsoara, or (ii) the gross negligence or willful misconduct of such Newsoara Party.

10.3General Indemnification Procedures.  Subject to Section 7.3(b) above:

(a)A Person seeking indemnification pursuant to this ARTICLE X (an “Indemnified Party”) shall give prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the commencement or assertion of any Third Party Claim (which in no event includes any claim by any Newsoara Party or any vTv Party) in respect of which indemnity may be sought hereunder, shall give the Indemnifying Party such information with respect to any indemnified matter as the Indemnifying Party may reasonably request, and shall not make any admission concerning any Third Party Claim, unless such admission is required by applicable Law or legal process, including in response to questions presented in depositions or interrogatories.  Any admission made by the Indemnified Party or the failure to give such notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the ability of the Indemnifying Party to defend such Third Party Claim is prejudiced thereby (and no admission required by applicable Law or legal process shall be deemed to result in prejudice).  The Indemnifying Party shall assume and conduct the defense of such Third Party Claim, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party.  Subject to the initial and continuing satisfaction of the terms and conditions of this ARTICLE X, the Indemnifying Party shall have full control of such Third Party Claim, including settlement negotiations and any legal proceedings.  If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 10.3, the Indemnified Party may defend the Third Party Claim.  If both Parties are Indemnifying Parties with respect to the same Third Party Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of commencement or assertion of such Third Party Claim (or such lesser period of time as may be required to respond properly to such claim), which Party shall assume the lead role in the defense thereof.  Should the Indemnifying Parties be unable to mutually agree on which of them shall assume the lead role in the defense of such Third Party Claim, both Indemnifying Parties shall be entitled to participate in such defense through counsel of their respective choosing.

(b)Any Indemnified Party or Indemnifying Party not managing the defense of a Third Party Claim shall have the right to participate in (but not control), at its own expense (subject to the immediately succeeding sentence), the defense.  The Indemnifying Party managing the defense shall not be liable for any litigation cost or expense incurred, without its consent, by the Indemnified Party where the action or proceeding is under the control of such Indemnifying Party; provided, however, that if the Indemnifying Party managing the defense fails to take reasonable steps necessary to defend such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party managing the defense will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

(c)The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment against an Indemnified Party arising from any such Third Party Claim to the extent such Third Party Claim involves equitable or other non-monetary relief from the Indemnified Party.  No Party shall, without the prior written consent of the other Party or the Indemnified Party, enter into any compromise or settlement that commits the other Party or the Indemnified Party to take, or to forbear to take, any action.

(d)The Parties shall cooperate in the defense or prosecution of any Third Party Claim and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that the Indemnifying Party shall reimburse the Indemnified Party for any out-of-pocket expenses actually and reasonably incurred in connection with any such cooperation.

(e)Any indemnification hereunder shall be made net of any insurance proceeds actually recovered by the Indemnified Party from unaffiliated Third Parties; provided, however, that if, following the payment to the Indemnified Party of any amount under this ARTICLE X, such Indemnified Party recovers any such insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such net indemnification payment) to the Indemnifying Party.

(f)The Parties agree and acknowledge that the provisions of this ARTICLE X represent the Indemnified Party’s exclusive recourse with respect to any Losses for which indemnification is provided to the Indemnified Party under this ARTICLE X.

10.4Insurance.  During the Term and thereafter for so long as a Third Party Claim may be brought for which Newsoara must indemnify vTv pursuant to Section 10.1, Newsoara shall obtain or maintain, at its sole cost and expense, product liability insurance in amounts that are reasonable and customary in the pharmaceutical industry.  Such product liability insurance shall insure against all liability, including product liability and property damage arising out of the Development, use or Commercialization of Compounds and Products in the Territory. Without limiting the generality of the foregoing, Newsoara shall maintain comprehensive general liability insurance, including product liability insurance, to cover its activities and, unless its Affiliates and Sublicensees maintain comparable coverage, the activities of its Affiliates and Sublicensees, with respect to Compounds and Products.  Newsoara shall provide satisfactory evidence of adequate insurance coverage to vTv upon the request of vTv prior to the Effective Date and, upon the written request of vTv, concurrent with any renewal or replacement of such coverage.

ARTICLE XI
TERM AND TERMINATION

11.1Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this ARTICLE XI, shall continue in full force and effect, on a Region-by-Region and Product-by-Product basis until there is no remaining royalty obligation in such Region with respect to such Product, at which time (unless earlier terminated) this Agreement shall expire with respect to such Product in such Region and Newsoara shall have a fully paid-up license under the vTv Intellectual Property and vTv’s interest in the Joint Intellectual Property with respect to such Product in such Region.  This Agreement shall terminate in its entirety on the date this Agreement has expired with respect to all Products in all Regions in the Territory.

11.2Termination for Convenience.  Newsoara shall have the right upon [***] days prior written notice to vTv to terminate this Agreement in its entirety for any reason.

11.3Termination for Cause.  In the event of a material breach of this Agreement by a Party, the other Party may give the Party in default notice requiring it to cure such default, which notice shall specify the nature of the breach.  If such material breach is not cured within [***] days after receipt of such notice (or within [***] days in the case of a payment breach), the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement or under applicable Law) to terminate this Agreement by giving written notice to the defaulting Party.  The right of either Party to terminate this Agreement as set forth in this Section 11.3 shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.  If a material breach pertains only to facts relating to one or more Regions and does not involve a breach of any payment obligation hereunder then, pursuant to this Section 11.3, the notifying Party shall have a right to terminate this Agreement only with respect to such Regions.

11.4Termination for Insolvency.  This Agreement may be terminated by a Party upon written notice to the other Party if (a) the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (b) if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or that remains undismissed or unstayed for a period of ninety (90) days or more; or (c) if the other Party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged or unstayed for a period of ninety (90) days or more; or (d) anything analogous to any of the foregoing occurs in any applicable jurisdiction.  Termination shall be effective upon the date specified in such notice.

11.5Consequences of Termination.  If this Agreement is terminated by Newsoara under Section 11.2, by either Party under Section 11.3 or 11.4, then, for all Products and Regions to which such termination applies, the licenses granted to Newsoara in Section 2.1 shall terminate and Newsoara shall grant, and shall cause any applicable Affiliate or Sublicensee to grant, vTv any combination of the following elected by vTv:

(a)Regulatory Matters.  Ownership of all Regulatory Filings and Regulatory Approvals relating to Compounds and Products, including related correspondence with Regulatory Authorities, and provide copies thereof; to the extent that transfer of the ownership of any Regulatory Filings or Regulatory Approvals relating to Compounds and Products is not feasible under the applicable Laws in the Territory, Newsoara shall assist vTv in including vTv’s name on relevant Regulatory Filings and Regulatory Approvals or withdraw or cancel such Regulatory Filings or Regulatory Approvals, and shall cause any applicable Affiliate or Sublicensee to assist vTv in including vTv’s name on relevant Regulatory Filings and Regulatory Approvals or withdraw or cancel such Regulatory Filings or Regulatory Approvals, in each instance, at vTv’s option;

(b)Pre-clinical and Clinical Matters. To the extent feasible under applicable Laws, ownership and possession of all pre-clinical and clinical data, including pharmacology and biology data, using the items listed in Schedule 11.5(b) as a guide, in Newsoara’s or its applicable Affiliates’ or Sublicensees’ Control exclusively relating to Compounds and Products, and reasonable access to and right to use (only for purposes of the Development and Commercialization of Compounds and Products) any such other data that relates non-exclusively to Compounds and Products;

(c)Manufacturing Matters.  At vTv’s option, to be exercised no later than the later of (x) thirty (30) days after the effective date of termination or (y) thirty (30) days after vTv’s receipt of the applicable Manufacturing agreements,

(i)use of Commercially Reasonable Efforts by Newsoara and use Commercially Reasonable Efforts to cause its Affiliates and Sublicensees to effect the assignment of each Manufacturing agreement specific and exclusive to Compounds or Products to vTv, if such agreement is then in effect and such assignment is permitted under such agreement or by the applicable Third Party; provided that Newsoara and its applicable Affiliates and Sublicensees shall be released to the extent the applicable Third Party will permit from any obligation arising out of such agreement following such assignment and vTv shall execute such documentation reasonably satisfactory to Newsoara to effectuate such agreement; provided further that, if any such agreement is specific but not exclusive to Compounds or Products, or is not assigned to vTv for any reason, Newsoara and its Affiliates and Sublicensees shall use Commercially Reasonable Efforts to provide vTv with the benefits of such agreement to the extent it relates to Compounds or Products;

(ii)for a period of up to [***] months following the effective date of termination, (A) cooperation with vTv in reasonable respects to transfer Manufacturing documents and materials that are used (at the time of the termination) by Newsoara or its Affiliates or Sublicensees exclusively in the Manufacture of Compounds and Products to the extent such Manufacturing documents and materials are not obtained by vTv pursuant to the assignment of agreements pursuant to paragraph (i) above, and (B) to provide vTv with reasonable access to and right to use such Manufacturing documents and materials to the extent they relate to, but are not used exclusively in, the Manufacture of Compounds and Products;

(iii)for a period of up to [***] months following the effective date of termination, (A) cooperation with vTv in reasonable respects to transfer Manufacturing technologies that are used (at the time of the termination) and Controlled by Newsoara or its Affiliates or Sublicensees exclusively in the Manufacture of Compounds and Products, and (B) to provide vTv with reasonable access to and right to use such Manufacturing technologies to the extent they relate to, but are not used exclusively in, the Manufacture of Compounds and Products; provided that vTv shall reimburse Newsoara for Newsoara’s reasonable out-of-pocket expenses to provide such requested assistance, to the extent such Manufacturing technologies are not obtained by vTv pursuant to the assignment of agreements pursuant to paragraph (i) above; and

(iv)sale of Newsoara’s then-existing inventory of Compounds and Products to vTv, at Newsoara’s or its applicable Affiliates’ (a) cost of Manufacture and (b) the price at which Newsoara purchases such Product from its Third Party manufacturer, in each case (a) and (b) plus [***] thereof, but only if the following conditions have been met: (A) such Compounds and Products meets the applicable release specifications; and (B) Newsoara does not reasonably believe the continued use of such Compounds and Products causes safety concerns.

(d)License Grant.  At vTv’s option, to be exercised no later than thirty (30) days after the effective date of termination, Newsoara shall grant to vTv an exclusive, fully paid up, non-royalty-bearing, irrevocable, perpetual license to vTv, with the right to sublicense, under the Newsoara Patent Rights, Newsoara Know-How and Newsoara’s interest in the Joint Intellectual Property solely to make, have made, use, sell, offer for sale and import Compounds and Products in the Field that were Developed or Commercialized prior to the effective date of termination; provided that, with respect to any Newsoara Patent Rights or Newsoara Know-How that Newsoara acquired from a Third Party (by license or otherwise), Newsoara shall only be required to grant to vTv a license to such Newsoara Patent Rights or Newsoara Know-How to the extent permitted under its agreement with such Third Party, and vTv shall pay Newsoara or such Third Party, as determined by Newsoara, any payment due to such Third Party relating to the Compounds and Products; provided further that vTv shall execute such documentation reasonably satisfactory to Newsoara to effectuate such agreement; and vTv shall have the same enforcement rights with respect to any Newsoara Patent Rights that exclusively Cover Products that are licensed to vTv pursuant to this Section 11.5(d) as Newsoara has with respect to Infringement Claims pursuant to Section 7.3, provided that any enforcement of Newsoara Patent Rights or Joint Patent Rights that Cover subject matter other than such Products shall be performed by vTv with the consultation and prior agreement of Newsoara.

(e)Assignment of Trademarks.  Assign to vTv all of Newsoara’s right, title and interest in any trademark used solely in connection with the Products, along with all associated goodwill.

11.6Additional Consequences of Termination.

(a)If this Agreement is terminated by Newsoara under Section 11.3 based on an uncured material breach by vTv or a Third Party Licensee, vTv shall pay to Newsoara the greater of: (a) the damages arising from the uncured material breach; or (b) a royalty equal to [***] of the royalty rate (as set forth in Section 6.5(a)) of net sales (with the same meaning as “Net Sales,” mutatis mutandis) of the unauthorized Product sold in the Territory, and the provisions of Sections 6.5 through 6.11 and the defined terms therein shall apply, mutatis mutandis, with the references to “vTv” and “Newsoara” switched.

(b)If this Agreement is acquired by a Third Party from vTv, whether by way of merger, acquisition, acquisition of all or substantially all of vTv’s business or assets relating to the subject matter of this Agreement or assignment hereof by vTv to such Third Party, and after such transfer this Agreement is terminated by Newsoara under Section 11.3 based on the Third Party’s uncured material breach, such Third Party acquirer shall pay to Newsoara: (i) the greater of (a) the damages arising from the uncured material breach; or (b) a royalty equal to [***] of the royalty rate (as set forth in Section 6.5(a)) of net sales (with the same meaning as “Net Sales,” mutatis mutandis) of the unauthorized Product sold in the Territory, and the provisions of Sections 6.5 through 6.11 and the defined terms therein shall apply, mutatis mutandis, with the references to “vTv” and “Newsoara” switched; and (ii) [***] of all upfront fees and milestone payments under Sections 6.1 and 6.3 that have been paid by Newsoara.

11.7Effect of Termination; Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such termination, has already accrued or that is attributable to a period prior to such termination (including payment obligations accrued prior to the effective date of termination pursuant to ARTICLE VI) nor preclude either Party from pursuing any right or remedy it may have hereunder or at Law or in equity with respect to any breach of this Agreement.  Notwithstanding the foregoing, the Parties agree that no milestone payment under Section 6.3 or 6.4 shall be due if the milestone event or sales threshold, as applicable, is not achieved or met prior to the date a notice of termination under this

ARTICLE XI is provided by the terminating Party.  It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to seek injunctive relief as a remedy for any such breach.

11.8Survival.  The rights and obligations set forth in this Agreement shall extend beyond the Term or termination of this Agreement only to the extent expressly provided for in this Agreement or to the extent required to give effect to a termination of this Agreement or the consequences of a termination of this Agreement as expressly provided for in this Agreement.  Without limiting the generality of the foregoing, it is agreed that the provisions of ARTICLE I, Sections 2.2, 2.3, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 8.1, 8.2, ARTICLE X, and Sections 11.5, 11.6, 11.7, 11.8, 12.1, 12.2, 12.3, 12.4, 12.8, 12.10, 12.11, 12.12, 12.13 and 12.15 shall survive expiration or termination of this Agreement for any reason.

ARTICLE XII
MISCELLANEOUS

12.1Governing Law; Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York, without regard to its conflicts of laws rules.  Subject to Section 12.2, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in any court of competent jurisdiction, in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

12.2Dispute Resolution; Arbitration.

(a)Dispute Resolution.  In the event of a dispute arising out of or relating to this Agreement, either Party shall provide written notice of the dispute to the other, in which event the dispute shall be referred to the Senior Executives of each Party, for attempted resolution by good faith negotiations within twenty (20) days after such notice is received.  In the event the Senior Executives do not resolve such dispute within the allotted twenty (20) days, either Party may, after the expiration of the twenty (20) day period, seek to resolve the dispute through arbitration in accordance with Section 12.2(b).

(b)Arbitration.

(i)Claims.  Any claim, dispute, or controversy of whatever nature arising between the Parties out of or relating to this Agreement that is not resolved under Section 12.2(a) within the required twenty (20) day time period, including any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration before a panel of three (3) experts with relevant industry experience (the “Arbitrators”).  Each of vTv and Newsoara shall promptly select one Arbitrator each, which selections shall in no event be made later than thirty (30) days after the notice of initiation of arbitration.  The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by vTv and the Arbitrator chosen by Newsoara, but in no event later than thirty (30) days after the date that the last of such Arbitrators was appointed.  The arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with its then current Commercial Rules of HKIAC including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection).  The arbitration shall be held in Hong Kong and the Parties shall use Commercially Reasonable Efforts to expedite the arbitration if requested by either Party.

(ii)Arbitrators’ Award.  The Arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with applicable Law in the State of New York or any other court of competent jurisdiction.  The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

(iii)Costs.  Each Party shall bear its own counsel fees, costs, and disbursements arising out of the arbitration and the costs of the Arbitrator selected by it, and shall pay an equal share of the fees and costs of the third Arbitrator and all other general fees related to the arbitration; provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of HKIAC and the Arbitrators.

(iv)Compliance with this Agreement.  Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

(v)Injunctive or Other Equity Relief.  Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

12.3Waiver.  Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision.  No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

12.4Notices.  All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 12.4 and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by electronic mail or facsimile transmission.  Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by electronic mail or facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Notices to Newsoara shall be addressed to:

Newsoara Biopharma Co., Ltd.,

Room 302-22, Building No. 1, 800 Na Xian Road

Shanghai Free Trade Zone, China

ATTN:  Benny Li

Notices to vTv shall be addressed to:

vTv Therapeutics LLC

4170 Mendenhall Oaks Pkwy

High Point, NC 27265

ATTN:  Law Department

Either Party may change its address by giving notice to the other Party in the manner provided above.

12.5Entire Agreement.  This Agreement (including Schedules) contains the complete understanding of the Parties with respect to the Development and Commercialization of Compounds and Products and supersedes all prior understandings and writings between the Parties relating to such subject matter.  In particular, and without limitation, it supersedes and replaces the Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.

12.6Severability.  If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

12.7Registration, Filing and Disclosure of the Agreement.  To the extent a Party (a) determines in good faith that it is required by applicable Law to publicly file,

register or notify this Agreement with a Governmental Authority, including public filings pursuant to securities Laws or (b) desires to disclose the terms of this Agreement to investors and sublicensees, and to potential investors and sublicensees, in each case, pursuant to obligations of confidentiality no less stringent than set forth in this Agreement, in connection with such Party’s activities hereunder and in connection with such Party’s financing activities, in each case of clause (a) and (b) above, it shall either (i) provide only a redacted form of this Agreement that excludes financial and diligence terms and the requirements for termination for convenience set forth in Section 11.2 (the “Standard Redaction”), or (ii) provide a proposed redacted draft of the Agreement with less redaction than the Standard Redaction to the other Party with a reasonable amount of time prior to filing or disclosure for the other Party to approve such draft, such approval not to be unreasonably withheld, and, for clarity, shall not be required to provide the other Party the name of any Third Party receiving disclosure or the purpose of such disclosure; provided that such other Party may propose reasonable changes to such proposed redactions.  With respect to (ii), the Party making such filing, registration, notification or disclosure shall incorporate any proposed changes timely and reasonably requested by the other Party, absent a substantial reason to the contrary, and shall use Commercially Reasonable Efforts to seek confidential treatment for any terms that the other Party timely requests be kept confidential, to the extent such confidential treatment is applicable and reasonably available consistent with applicable Law.  Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

12.8Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by either Party without the consent of the other Party, not to be unreasonably withheld; provided, however, that either Party may, without such consent, assign this Agreement, in whole or in part: (a) to any of its respective Affiliates, provided that such Affiliate has acknowledged and confirmed in writing that effective as of such assignment, such Affiliate shall be bound by this Agreement to the identical extent applicable to the assigning Party and the assigning Party remains primarily liable for the Affiliate’s performance of its obligations hereunder; or (b) to any successor in interest by way of merger, acquisition or sale of all or substantially all of its business or assets relating to the subject matter of this Agreement, provided that such successor agrees in writing to be bound by the terms of this Agreement to the identical extent applicable to the assigning Party.  Any purported assignment in violation of this Section 12.8 shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.

12.9Counterparts; Exchange by Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and that together shall constitute one and the same instrument.  Such counterparts may be exchanged by facsimile or PDF (provided that each executed counterpart is transmitted in one complete transmission or electronic mail message).  Where there is an exchange of executed counterparts by facsimile or PDF, each Party shall be bound by the Agreement notwithstanding that original copies of the Agreement may not be exchanged immediately.  The Parties shall cooperate after execution of the Agreement and exchange by facsimile or PDF to ensure that each Party obtains an original executed copy of this Agreement with reasonable promptness.

12.10Force Majeure.  No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to a natural disaster, explosion, fire, flood, tornadoes, thunderstorms, earthquake, war, terrorism, riots, embargo, losses or shortages of power, labor stoppage, substance or material shortages, damage to or loss of product in transit not due to a failure by such Party or its Affiliates to exercise reasonable care, events caused by reason of Laws of any Governmental Authority, events caused by acts or omissions of a Third Party not induced or solicited by such Party or its Affiliates, or any other cause reasonably beyond the control of such Party or its Affiliates; provided that such Party uses Commercially Reasonable Efforts to overcome the difficulties created by such force majeure event and to resume performance of its obligations as soon as practicable.

12.11Third-Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party other than a vTv Party or a Newsoara Party, as applicable, that is an Indemnified Party under ARTICLE X, and no Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

12.12Relationship of the Parties.  Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement.  Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees.  No employee or representative of a Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party’s approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship under this Agreement of each Party to the other Party shall be that of independent contractor.  Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

12.13Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

12.14Compliance with Law. Each Party and its Affiliates shall conduct, and shall use Commercially Reasonable Efforts to cause its Related Parties, contractors and consultants to conduct, all of its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted, as well as the US Foreign Corrupt Practices Act, and all export control and sanctions Law of the United States.  In addition, each Party shall not, shall ensure that its Affiliates do not, and shall use Commercially Reasonable Efforts to cause its Related

Parties, contractors and consultants not to, take any action that would cause the other Party to violate any applicable anti-corruption or sanctions Laws.

12.15No Consequential or Punitive Damages.  NEITHER PARTY WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 12.15 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS, OR WITH RESPECT TO THE INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION, OR THE WILLFUL MISCONDUCT, INTENTIONAL BREACH OR FRAUD OF THE OTHER PARTY.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

Newsoara Biopharma Co., Ltd. By: Name: Title:	VTV THERAPEUTICS LLC By: Name: Title:

Schedule 1.17

Development Plan

[***]

Schedule 1.28

Structure of HPP737

[***]

Schedule 1.68

vTv Patent Rights

[***]

Docket No.	Country	Application No.	Filing Date	Patent No.	Issue Date	Status
[***]	[***]	[***]	[***]	[***]	[***]	[***]

Schedule 4.2

Commercialization Plan

•	[***]

Schedule 6.10

Invoice for Initial License Payment

[***]

Schedule 8.4

Form of Press Release

Schedule 11.5(b)

Transition of Pre-Clinical and Clinical Matters

[***]